Exhibit 99.2

Liggett Group LLC and
Subsidiaries
Consolidated Financial Statements
as of December 31, 2013 and 2012,
and for each of the three years
ended December 31, 2013, 2012 and 2011

Liggett Group LLC and Subsidiaries
Index
December 31, 2013 and 2012

Report of Independent Registered Certified Public Accounting Firm

To the Managers and the
Member of Liggett Group LLC:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Liggett Group LLC and its subsidiaries (the “Company”), an indirect wholly-owned subsidiary of Vector Group, Ltd., at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
March 3, 2014

Liggett Group LLC and Subsidiaries
Consolidated Balance Sheets
December 31, 2013 and 2012
(in thousands of dollars)

	2013	2012
Assets
Current assets
Cash and cash equivalents	$5	$8
Accounts receivable
Trade, less allowances of $319 and $566, respectively	8,649	10,918
Due from related parties	3,135	3,067
Other	1,046	952
Inventories	85,223	95,320
Income taxes receivable	4,824	—
Restricted assets	818	2,225
Deferred income taxes	467	2,969
Other current assets	1,978	2,354
Total current assets	106,145	117,813
Property, plant and equipment, net	54,448	53,961
Prepaid pension costs	26,080	12,870
Restricted assets	9,949	7,727
Deferred income taxes	8,770	2,355
Other assets	8,083	14,357
Total assets	$213,475	$209,083
The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Balance Sheets (continued)
December 31, 2013 and 2012
(in thousands of dollars)

	2013	2012
Liabilities and Member’s Investment
Current liabilities
Current portion of notes payable and long-term debt	$8,569	$7,155
Revolving credit facility	30,424	29,430
Current payments due under the Master Settlement Agreement	16,611	31,677
Current portion of pension and post-retirement liabilities	939	2,824
Due to related parties	5,508	—
Accounts payable — trade	4,012	5,042
Accrued promotional expenses	16,569	17,378
Income taxes payable	—	2,916
Other accrued taxes, principally excise taxes	11,586	20,311
Allowance for sales returns	4,290	4,000
Litigation accruals	59,310	1,470
Deferred income taxes	1,657	—
Other current liabilities	1,152	1,422
Total current liabilities	160,627	123,625
Notes payable and long-term debt, less current portion	12,567	14,834
Non-current employee benefits	16,648	20,261
Deferred income taxes	3,573	3,950
Payments due under the Master Settlement Agreement	25,666	46,837
Litigation accruals	27,059	1,861
Total liabilities	246,140	211,368
Commitments and contingencies
Member’s investment
Contributed capital	—	10,346
Accumulated other comprehensive loss	(12,763)	(22,497)
Retained earnings (accumulated deficit)	(19,902)	9,866
Total member’s investment	(32,665)	(2,285)
Total liabilities and member's investment	$213,475	$209,083

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Operations
Years Ended December 31, 2013, 2012 and 2011
(in thousands of dollars)

	2013	2012	2011
Revenues *	$968,811	$1,050,226	$1,095,116
Expenses
Cost of goods sold *	715,330	817,633	882,987
Litigation judgment and settlement charges	88,106	1,424	—
Operating, selling, administrative and general expenses	68,604	72,088	64,394
Management fees paid to Vector Group Ltd.	9,008	8,663	8,336
Net loss (gain) on sale of assets	146	18	(40)
Operating income	87,617	150,400	139,439
Other income (expense)
Interest income	1,982	21	50
Interest expense	(1,716)	(4,421)	(2,395)
Income before provision for income taxes	87,883	146,000	137,094
Income tax expense	(32,697)	(55,903)	(49,925)
Net income	$55,186	$90,097	$87,169

*	Revenues and cost of goods sold include net federal excise taxes of $404,522, $466,538 and $506,514 for the years ended December 31, 2013, 2012 and 2011, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2013, 2012 and 2011
(in thousands of dollars)

	2013	2012	2011
Net income	$55,186	$90,097	$87,169

Net change in forward contracts	64	64	62
Net change in pension-related amounts	15,600	1,672	(11,921)
Other comprehensive income	15,664	1,736	(11,859)

Income tax effect on forward contracts	(24)	(24)	(24)
Income tax effect on pension-related amounts	(5,906)	(622)	4,706
Income tax (expense) benefit on other comprehensive income	(5,930)	(646)	4,682

Other comprehensive income (loss), net of tax	9,734	1,090	(7,177)

Comprehensive income	$64,920	$91,187	$79,992

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statement of Member’s Investment
Years Ended December 31, 2013, 2012 and 2011
(in thousands of dollars)

	Contributed Capital	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated deficit)	Total
Balance, January 1, 2011	$10,346	$(16,410)	$—	$(6,064)
Net income	—	—	87,169	87,169
Change in pension related amounts, net of taxes	—	(7,215)	—	(7,215)
Change in fair value of forward contracts, net of taxes	—	38	—	38
Distributions	—	—	(64,400)	(64,400)
Balance, December 31, 2011	10,346	(23,587)	22,769	9,528
Net income	—	—	90,097	90,097
Change in pension related amounts, net of taxes	—	1,050	—	1,050
Change in fair value of forward contracts, net of taxes	—	40	—	40
Distributions	—	—	(103,000)	(103,000)
Balance, December 31, 2012	10,346	(22,497)	9,866	(2,285)
Net income	—	—	55,186	55,186
Change in pension related amounts, net of taxes	—	9,694	—	9,694
Change in fair value of forward contracts, net of taxes	—	40	—	40
Distributions	(10,346)	—	(84,954)	(95,300)
Balance, December 31, 2013	$—	$(12,763)	$(19,902)	$(32,665)
The Member's investment is pledged as collateral for Liggett Group LLC’s guarantee of Vector Group's Ltd's debt (Note 1).
The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2013, 2012 and 2011
(in thousands of dollars)

	2013	2012	2011
Cash flows from operating activities
Net income	$55,186	$90,097	$87,169
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,981	9,095	8,576
Deferred income taxes	(3,296)	109	(1,830)
Loss (gain) on sale of assets	146	21	(43)
Changes in assets and liabilities:
Trade accounts receivable, net of allowances	2,269	13,410	(22,645)
Due to/(from) related parties	5,440	4,249	6,987
Other receivables	(95)	(211)	(298)
Inventories	10,097	10,002	(3,607)
Income taxes	(12,824)	2,916	(19,675)
Other assets	6,626	(1,367)	75
Accounts payable, trade	905	(5,164)	3,074
Accrued expenses	48,331	3,173	(660)
Payments due under the Master Settlement Agreement	(36,237)	(15,571)	26,671
Employee benefits	(3,109)	(2,025)	3,338
Other long-term liabilities	25,198	237	1,557
Change in book overdraft	(1,936)	1,913	(1,156)
Net cash provided by operating activities	105,682	110,884	87,533
Cash flows from investing activities
Proceeds from sale of property, plant and equipment	13	—	195
Increase in restricted assets	(815)	(1,392)	(608)
Increase in cash surrender value of life insurance policies	(266)	(264)	(264)
Capital expenditures	(9,457)	(8,918)	(9,905)
Net cash used in investing activities	(10,525)	(10,574)	(10,582)
The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2013, 2012 and 2011
(in thousands of dollars)

	2013	2012	2011
Cash flows from financing activities
Repayments of debt	(7,434)	(18,970)	(4,672)
Proceeds from issuance of debt	6,580	14,015	6,364
Deferred finance charges	—	(315)	—
Borrowings under revolving credit facility	978,788	1,074,050	1,064,270
Repayments under revolving credit facility	(977,794)	(1,066,092)	(1,078,508)
Distributions to Vector Group Ltd.	(95,300)	(103,000)	(64,400)
Net cash used in financing activities	(95,160)	(100,312)	(76,946)
Net (decrease) increase in cash and cash equivalents	(3)	(2)	5
Cash and cash equivalents
Beginning of year	8	10	5
End of year	$5	$8	$10
Supplemental disclosures of cash flow information
Cash payments during the period for
Interest	$1,671	$1,527	$1,168
Income taxes	$—	$175	$2
Tax sharing payments to Vector Group Ltd.	$49,000	$47,800	$71,650

Supplemental schedule of non-cash investing and financing activities

•
Liggett Group LLC recorded comprehensive income of $9,694 (net of taxes), and $1,050 (net of taxes) in 2013 and 2012, respectively, and a comprehensive loss of ($7,215) (net of taxes) during 2011 in relation to certain of its pension plans (Note 5). In 2013, 2012 and 2011, Liggett recorded $40 (net of taxes), $40 (net of taxes) and $38 (net of taxes), respectively, in comprehensive income in relation to the change in fair value of forward contracts.

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

1.	Basis of Presentation

Liggett Group LLC (“Liggett” or the “Company”) is a wholly-owned subsidiary of VGR Holding LLC (“VGR”), all of whose membership interests are owned by Vector Group Ltd. (“Vector” or “Parent”). Liggett is principally engaged in the manufacture and sale of discount cigarettes in the United States. Certain management and administrative functions are performed by affiliates (Note 10).

Liggett Vector Brands LLC ("Liggett Vector Brands"), a company related through common ownership, coordinates and executes the sales, marketing, administration and manufacturing efforts along with certain support functions for all of Vector’s tobacco operations. In conjunction with the duties performed at Liggett Vector Brands, a portion of its sales, marketing, manufacturing, distribution, and administrative expenses have been allocated to Liggett.

Management believes the assumptions underlying the consolidated financial statements are reasonable. However, the consolidated financial statements included herein may not necessarily reflect the Company’s results of operations, financial position, member's investment and cash flows in the future or what its results of operations, financial position, member's investment and cash flows would have been had the Company been a standalone company during the periods presented.

Vector and VGR are holding companies and, as a result, do not have any operating activities that generate revenues or cash flows. Accordingly, Vector relies on distributions from VGR and its other subsidiaries and investments, and VGR relies on distributions from its other subsidiaries, including Liggett, in order to fund its operations and meet its obligations. Vector has certain debt outstanding which requires interest and principal payments over the terms of such debt. Interest and principal to service the debt is expected to be funded by Vector’s cash and cash equivalents, investments, the operations of Vector’s subsidiaries, including Liggett, and proceeds, if any, from Vector’s future financings. During 2013, 2012 and 2011, Liggett made distributions of $95,300, $103,000, and $64,400, respectively, to VGR.

11% Senior Secured Notes due 2015

At December 31, 2012 Vector had $415,000 of principal outstanding of its 11% Senior Secured Notes due 2015 (the “Senior Secured Notes”). The Senior Secured Notes were sold in August 2007 ($165,000), September 2009 ($85,000), April 2010 ($75,000) and December 2010 ($90,000) in private offerings to qualified institutional investors in accordance with Rule 144A of the Securities Act of 1933.

The 11% Senior Secured Notes were guaranteed, subject to certain customary automatic release provisions on a joint and several basis by all of the 100% owned domestic subsidiaries of Vector that are engaged in the conduct of Vector’s cigarette businesses, including Liggett. Liggett's consolidated balance sheets, consolidated statements of operations, and consolidated statements of stockholder's equity as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, do not reflect any amounts related to these notes as the debt is not acquisition related.

On January 29, 2013, Vector announced a cash tender offer with respect to any and all of the outstanding $415,000 principal amount of its 11% Senior Secured Notes due 2015. The Company retired $336,315 of the 11% Senior Secured Notes at a premium of 104.292%, plus accrued and unpaid interest on February 12, 2013. The remaining $78,685 of the 11% Senior Secured Notes were called and retired on March 14, 2013 at a redemption price of 103.667% plus accrued and unpaid interest.

7.75% Senior Secured Notes due 2021

In February 2013, Vector issued $450,000 of its 7.75% Senior Secured Notes due 2021 in a private offering to qualified institutional investors in accordance with Rule 144A of the Securities Act of 1933. The aggregate net proceeds from the issuance of the 7.75% Senior Secured Notes were approximately $438,250 after deducting offering expenses. Vector

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

December 31, 2013, 2012 and 2011
(in thousands of dollars)

used the net proceeds of the issuance for a cash tender offer announced on January 29, 2013, with respect to any and all of its outstanding 11% Senior Secured notes due 2015.

The 7.75% Senior Secured Notes are guaranteed, subject to certain customary automatic release provisions on a joint and several basis by all of the 100% owned domestic subsidiaries of Vector that are engaged in the conduct of Vector’s cigarette businesses, including Liggett. Liggett's consolidated balance sheets, consolidated statements of operations, and consolidated statements of stockholder's equity as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, do not reflect any amounts related to these notes as the debt is not acquisition related.

Liggett's cash flows from operations may be utilized to fund the interest and debt obligation of the 7.75% Senior Secured Notes via distributions by Liggett to VGR to Vector.

Additional Parent Company Notes

As of December 31, 2013, Vector has debt with a net amount of approximately $186,458 (face amount $387,530) in addition to the 7.75% Senior Secured Notes. This $186,458 is not reflected in Liggett's consolidated financial statements as these obligations are not collateralized by Liggett's assets nor has Liggett guaranteed these obligations. It is anticipated that the majority of the payments on this $186,458 will be funded by Liggett's tobacco operations.

In addition to the 7.75% Senior Secured Notes, the Company may have to fund certain deferred income tax liabilities of Vector (Note 6).

General Corporate Expenses

General corporate expense allocations represent costs related to corporate functions such as executive oversight, risk management, information technology, accounting, legal, investor relations, human resources, tax, employee benefits, other services and incentives Vector provides to the Company. The allocations are based on a reasonable estimation of Vector’s overhead expenses based on the relative specific identification and the relative percentage of the Company’s revenues and headcount to Vector’s total cost. All of these allocations are reflected in management fees paid to Vector in the Company’s consolidated statements of operations of $9,008, $8,663 and $8,336 in 2013, 2012 and 2011, respectively.

The Company and Vector considered these general corporate expense allocations to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company. Actual costs which may have been incurred if the Company had been a standalone company in 2013, 2012 and 2011 would depend on a number of factors, including how the Company chose to organize itself, what if any functions were outsourced or performed by Company employees and strategic decisions made in areas such as information technology systems and infrastructure. However, the Company currently does not believe the difference between the cost allocations from Vector and the costs the Company would have incurred on a standalone basis would have a material impact on the Company’s statements of operations, balance sheets or statements of cash flows for 2013, 2012 and 2011.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Liggett and its wholly-owned subsidiaries, Eve Holdings Inc., 100 Maple LLC ("Maple") and Liggett & Myers Holdings Inc. All significant intercompany balances and transactions have been eliminated.

Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Significant estimates subject to material changes

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

December 31, 2013, 2012 and 2011
(in thousands of dollars)

in the near term include, inventory valuation, deferred tax assets, allowance for doubtful accounts, promotional accruals, sales returns and allowances, actuarial assumptions of pension and postretirement plans, settlement accruals including Master Settlement Agreement (“MSA”) liabilities, and litigation and defense costs. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash includes cash on hand, cash on deposit in banks and cash equivalents, comprised of short-term investments which have an original maturity of ninety days or less. Interest on short-term investments is recognized when earned. The carrying value of cash and cash equivalents, restricted assets and short-term loans approximate their fair value. The Company places its cash and cash equivalents with large commercial banks. The Federal Deposit Insurance Corporation (“FDIC”) and Securities Investor Protection Corporation (“SIPC”) continue to insure these balances. The carrying amount of bank deposits, including amounts classified as cash and cash equivalents, were approximately $5 and $8 at December 31, 2013 and 2012, respectively. All bank deposits at December 31, 2013 and December 31, 2012 are insured by the FDIC.

Accounts Receivable

Accounts receivable are recorded at their net realizable value. The allowance for doubtful accounts and terms discounts was $319 and $566 at December 31, 2013 and 2012, respectively. In 2013, accounts receivable decreased by $2,300 due to timing of shipments in 2013 versus 2012.

Inventories

Inventories are stated at the lower of cost or market with cost determined using the last-in, first-out ("LIFO") method. Although portions of leaf tobacco inventories may not be used or sold within one year because of the time required for aging, they are included in current assets, which is common practice in the cigarette industry. It is not practicable to determine the amount that will not be used or sold within one year. We estimate an inventory reserve for excess quantities and obsolete items based on specific identification and historical write-offs, taking into account future demand and market conditions.

Restricted Assets

Restricted assets of $818 and $2,225 at December 31, 2013 and 2012, respectively, were classified as current assets. This balance consisted primarily of short-term deposits associated with financed equipment. Long-term restricted assets of $9,949 at December 31, 2013 consisted of $4,706 in deposits associated with financed equipment, and $5,243 of legal bonds posted in connection with ongoing litigation. Long-term restricted assets of $7,727 at December 31, 2012 consisted of $3,630 in deposits associated with financed equipment and $4,097 of legal bonds posted in connection with ongoing litigation.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets which are twenty years for buildings and generally four to ten years for machinery and equipment.

Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and betterments are capitalized. The cost and related accumulated depreciation of property, plant and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in operations.

The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs undiscounted operating cash flow analyses to determine if impairment exists. If impairment is determined to exist, any related impairment loss is calculated based on fair value of the asset on the basis of discounted cash flow. Impairment losses on assets to be disposed

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

December 31, 2013, 2012 and 2011
(in thousands of dollars)

of, if any, are based on the estimated proceeds to be received, less costs of disposal. No impairment charges were recorded in 2013, 2012 or 2011.

Other Assets

Included in other current assets are point-of-sale materials of $1,250 and $1,298 as of December 31, 2013 and 2012, respectively. The remaining balances in other current assets of $728 and $1,056 at December 31, 2013 and 2012, respectively, relate to prepaid rent, miscellaneous receivables, other prepaid expenses and deposits.

Other non-current assets include spare parts for property, plant and equipment of $5,510 and $5,269, net of reserves of $1,620 and $1,473, as of December 31, 2013 and 2012, respectively.

Deferred financing charges of $122 and $227 as of December 31, 2013 and 2012, respectively, relate to the Company’s debt agreement with Wells Fargo Bank National Association ("Wells Fargo") and have been recorded as other assets. The Company recognized amortization expense of $105, $95, and $48 in 2013, 2012, and 2011, related to deferred finance charges

The remaining balances in other non-current assets of $2,451 and $8,861 at December 31, 2013 and 2012, respectively, contain other receivables, and the cash surrender values of certain life insurance policies.

Revenue Recognition

Revenues from sales are recognized upon the shipment of finished goods when title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, the sale price is determinable and collectibility is reasonably assured. The Company provides an allowance for expected sales returns, net of any related inventory cost recoveries (e.g. federal excise taxes). Certain sales incentives, including promotional price discounts, are classified as reductions of net sales. The Company includes federal excise taxes in revenues and cost of goods sold.

Since the Company’s line of business is tobacco, the Company’s financial position and its results of operations and cash flows have been and could continue to be materially adversely affected by significant unit sales volume declines at the Company and industry levels, regulation, litigation and defense costs, increased tobacco costs or reductions in the selling price of cigarettes in the near term.

Shipping and Handling Costs

Shipping and handling costs related to sales transactions are not billed to customers nor recorded as revenues. Shipping and handling costs of $4,938, $5,028 and $5,207 for 2013, 2012 and 2011, respectively, are recorded in operating, selling, administrative and general expenses.

Advertising Costs

Advertising and related agency costs are expensed as incurred and were $3,610, $4,219 and $3,135 for the years ended December 31, 2013, 2012 and 2011, respectively. These costs are recorded as operating, selling, administrative and general expenses.

Stock-Based Compensation

The Company, through an affiliate, accounts for stock compensation plans by measuring compensation cost for stock-based payments at fair value. (Note 12).

Employee Benefits

Liggett has no employees. Employees of Liggett Vector Brands, an affiliate, perform services for Liggett and associated expenses, including benefits, of such employees are allocated to Liggett. The cost of providing retiree pension benefits, health care and life insurance benefits is actuarially determined and accrued over the service period of the active employee

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

December 31, 2013, 2012 and 2011
(in thousands of dollars)

group. The funded status of each defined benefit pension plan, retiree health care and other postretirement benefit plans and postemployment benefit plans is recognized on the balance sheet. The measurement date for determining the funded status of the plans is December 31 (Note 5).

Income Taxes

The Company follows authoritative guidance for accounting for uncertainty in income taxes which requires an entity to recognize the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. If the tax position meets the more-likely-than-not recognition threshold, the tax effect is recognized at the largest amount of the benefit that is greater than 50% likely of being realized upon ultimate settlement. The guidance requires that a liability created for unrecognized deferred tax benefits shall be presented as a liability and not combined with deferred tax liabilities or assets.

The Company accounts for income taxes under the liability method and records deferred taxes for the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes as well as tax credit carryforwards and loss carryforwards. These deferred taxes are measured by applying currently enacted tax rates. A valuation allowance reduces deferred tax assets when it is deemed more likely than not that some portion or all of the deferred tax assets will not be realized. A current tax provision is recorded for income taxes currently payable.

Liggett’s federal income tax provision and related deferred income tax amounts are determined as if the Company filed tax returns on a standalone basis. The Company and its subsidiaries are included in the consolidated federal tax return with Vector and its other U.S. subsidiaries (Note 6).

Contingencies

The Company records product liability legal expenses and other litigation costs as operating, selling, administrative and general expenses as those costs are incurred. As discussed in Note 9, legal proceedings covering a wide range of matters are pending or threatened in various jurisdictions against Liggett.

The Company records provisions in its consolidated financial statements for pending litigation when it is determined that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except as disclosed in Note 9, (i) management has concluded that it is not probable that a loss has been incurred in any of the pending tobacco-related cases; or (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome of any of the pending tobacco-related cases; and therefore, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any. Legal defense costs are expensed as incurred.

Adverse verdicts have been entered against Liggett in eleven state court Engle progeny cases (exclusive of the Lukacs case, discussed in Note 9 and two of these verdicts have been affirmed on appeal. At December 31, 2013, Liggett and the Company are defendants in 2,982 state court Engle progeny cases. Through December 31, 2013, other than the Lukacs case, the verdicts against Liggett have ranged from $1 to $3,479. In certain cases, the judgments entered have been joint and several with the other defendants. In two of these cases, punitive damages were also awarded for $1,000 and $7,600. Our potential range of loss in the seven Engle progeny cases currently on appeal is between $0 and $18,500 in the aggregate, plus accrued interest and attorneys' fees.

Distributions and Dividends

The Company records distributions on its member's investment as dividends in its consolidated statement of member’s investment to the extent of retained earnings. Any amounts exceeding retained earnings are recorded as a reduction of contributed capital.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

December 31, 2013, 2012 and 2011
(in thousands of dollars)

Comprehensive Income
The Company presents items of net income and other comprehensive income in two separate, but consecutive, statements. The items are presented before related tax effects with detailed amounts shown for the income tax expense or benefit related to each component of other comprehensive income.

Other comprehensive income is a component of member’s investment and relates to pension related adjustments and the change in the estimated fair value of forward contracts. The Company’s comprehensive income was $64,920, $91,187, and $79,992 for the years ended December 31, 2013, 2012 and 2011, respectively.

The components of accumulated other comprehensive loss, net of taxes, were as follows at December 31:

	2013	2012
Pension-related amounts, net of taxes of $7,696 and $13,602, respectively	$(12,676)	$(22,371)
Forward contract adjustment, net of taxes of $67 and $90, respectively	(87)	(126)
Accumulated other comprehensive loss	$(12,763)	$(22,497)

Fair Value of Financial Instruments

The carrying amount of borrowings outstanding under the variable rate revolving credit facility and other long-term debt is a reasonable estimate of fair value, based upon estimated current borrowing rates for loans with similar terms and maturities. The estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

Fair value is defined as the price that would be received for an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date (also referred to as an exit price). The fair value accounting guidance provides a three-level fair value hierarchy for classifying financial instruments. This hierarchy is based on whether the inputs to the valuation techniques used to measure fair value are observable or unobservable. Fair value measurement of a financial asset or liability is assigned to a level based on the lowest level of any input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are described below:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities
Level 2: Observable market-based inputs, other than quoted prices in active markets for identical assets or liabilities
Level 3: Unobservable inputs

The carrying value of cash and cash equivalents and restricted assets approximate their fair value and are considered level one fair value hierarchy. The carrying amounts of notes payable and long-term debt reported in the consolidated balance sheets approximate fair value and are considered level two fair value hierarchy.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

December 31, 2013, 2012 and 2011
(in thousands of dollars)

	Fair Value Measurements as of December 31, 2013
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs
Description	Total	(Level 1)	(Level 2)
Financial assets:
Cash and cash equivalents	$5	$5	$—
Restricted assets	10,767	—	10,767
Total	$10,772	$5	$10,767
Financial liabilities:			—
Notes payable and long-term debt	$51,560	—	$51,577
Total	$51,560	$5	$51,577

	Fair Value Measurements as of December 31, 2012
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs
Description	Total	(Level 1)	(Level 2)
Financial assets:
Cash and cash equivalents	$8	$8	$—
Restricted assets	9,952	—	9,952
Total	$9,960	$8	$9,952
Financial liabilities:			—
Notes payable and long-term debt	$51,419	—	$51,522
Total	$51,419	$—	$51,522

New Accounting Pronouncements

In February 2013, the FASB issued amendments to the accounting guidance for presentation of comprehensive income to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendments do not change the current requirements for reporting net income or other comprehensive income, but do require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where the net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about these amounts. For public companies, these amendments are effective prospectively for reporting periods beginning after December 15, 2012. This accounting guidance only impacted presentation and disclosures and did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables.

Liggett’s customers are primarily candy and tobacco distributors, the military and large grocery, drug and convenience store chains. Two customers accounted for 19% and 11% of Liggett's revenues in 2013, and two wholesale customers accounted for 18% and 10% of Liggett’s revenues in 2012, and one wholesale customer accounted for 17% in 2011, respectively. Concentrations of credit risk with respect to trade receivables are generally limited due to the large number

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

December 31, 2013, 2012 and 2011
(in thousands of dollars)

of customers, located primarily throughout the United States. Liggett's two largest customers receivables represented approximately 7% and 10% of net accounts receivable at December 31, 2013 and 2012, respectively. Ongoing credit evaluations of customers’ financial condition are performed and, generally, no security is required. Liggett maintains reserves for potential credit losses and such losses, in the aggregate, have generally not exceeded management’s expectations.

Liggett maintains cash deposits and money market accounts with major banks which from time to time may exceed federally insured limits. The Company periodically assesses the financial condition of the institutions and believes the risk of loss is minimal.

Subsequent Events

On February 28, 2014 Liggett Group and Wells Fargo entered into Amendment No. 1 of the Second Amended and Restated Loan and Security Agreement whereby Wells Fargo consented to the incurrence by Liggett of additional debt in the form of an inter-company loan from VGR. The loan, made by VGR to Liggett on February 28, 2014 in the amount of $35,000, facilitated Liggett’s approximate initial $59,200 payment into the Engle Qualified Settlement Fund (“Engle QSF”) in accordance with the settlement dated October 23, 2013 and further described in Note 9. Liggett has to repay the $35,000, along with interest calculated at a per annum rate of 11%, to VGR by September 30, 2014. Liggett made this approximate $59,200 payment to the Engle QSF on February 28, 2014.

The Company has evaluated events that occurred subsequent to December 31, 2013, through the financial statement issue date of March 3, 2014, and determined there were no other recordable or reportable subsequent events.

3.	Inventories

Inventories consist of the following at December 31:

	2013	2012
Leaf tobacco	$49,140	$59,131
Other raw materials	3,161	3,152
Work-in-process	353	210
Finished goods	59,661	59,163
Inventories at current cost	112,315	121,656
LIFO adjustment	(27,092)	(26,336)
Inventories, net	$85,223	$95,320
The Company has a leaf inventory management program whereby, among other things, it is committed to purchase certain quantities of leaf tobacco. The purchase commitments are for quantities not in excess of anticipated needs and are at prices, including carrying costs, established at the date of the commitment. Liggett had purchase commitments of approximately $26,641 at December 31, 2013. The Company entered into a single source supply agreement for fire safe cigarette paper through 2015.
Each year, the Liggett capitalizes in inventory that portion of its MSA liability related to cigarettes in inventory at public warehouses but not sold. The amount of capitalized MSA cost in finished goods inventory was $13,065 and $12,561 at December 31, 2013 and 2012, respectively.

4.	Property, Plant and Equipment

Property, plant and equipment consists of the following at December 31:

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

	2013	2012
Land and land improvements	$1,418	$1,418
Buildings	15,097	15,092
Machinery and equipment	124,675	115,027
Property, plant and equipment	141,190	131,537
Less accumulated depreciation	(86,742)	(77,576)
Property, plant and equipment, net	$54,448	$53,961

Depreciation expense for the years ended December 31, 2013, 2012 and 2011 was $9,436, $8,936, and $8,468, respectively. Future machinery and equipment purchase commitments were $3,796 at December 31, 2013.

5.	Employee Benefits Plans

Defined Benefit Plans

Liggett sponsors three defined benefit pension plans (two qualified and one non-qualified) covering virtually all individuals who were employed by Liggett on a full-time basis prior to 1994. Future accruals of benefits under these three defined benefit plans were frozen between 1993 and 1995. These benefit plans provide pension benefits for eligible employees based primarily on their compensation and length of service. Contributions are made to the two qualified pension plans in amounts necessary to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. The plans’ assets and benefit obligations were measured at December 31, 2013 and 2012, respectively.

During 2013, 2012 and 2011, Vector sponsored the Supplemental Retirement Plan ("SERP") where Vector will pay supplemental retirement benefits to certain key employees, including certain executive officers of Liggett. In January 2006, Vector amended and restated its SERP (the "Amended SERP"), effective January 1, 2005. The amendments to the plan were intended, among other things, to cause the plan to meet the applicable requirements of Section 409A of the Internal Revenue Code. The Amended SERP is intended to be unfunded for tax purposes, and payments under the Amended SERP will be made out of Vector's general assets. Under the Amended SERP, the benefit payable to a participant at his normal retirement date is a lump sum amount which is the actuarial equivalent of a predetermined annual retirement benefit set by Vector's board of directors. Normal retirement date is defined as the January 1 following the attainment by the participant of the latter of age 60 or the completion of eight years of employment following January 1, 2002 with Vector or a subsidiary.

At December 31, 2013, the aggregate lump sum equivalents of the annual retirement benefits payable under the Amended SERP to senior officers at normal retirement dates occurring during 2019-2023 is $6,614. In the case of a participant who becomes disabled prior to his normal retirement date of whose service is terminated without cause, the participant's benefit consists of a pro-rata portion of the full projected retirement benefit to which he would have been entitled had he remained employed through his normal retirement date, as actuarially discounted back to the date of payment. A participant who dies while working for Vector or a subsidiary (and before becoming disabled or attaining his normal retirement date) will be paid an actuarially discounted equivalent of his projected retirement benefit; conversely, a participant who retires beyond his normal retirement date will receive an actuarially increased equivalent of his projected retirement benefit.

Postretirement Medical and Life Plans

The Company provides certain postretirement medical and life insurance benefits to certain employees and retirees. Substantially all manufacturing employees as of December 31, 2013 are eligible for postretirement medical benefits if they reach retirement age while working for Liggett or certain affiliates. Retirees are required to fund 100% of participant medical premiums and, pursuant to union contracts, Liggett reimburses approximately 271 hourly retirees, who retired prior to 1991, for Medicare Part B premiums. In addition, an affiliate provides life insurance benefits to approximately 183 active employees and 427 retirees who reach retirement age and are eligible to receive benefits under one of the Company’s defined benefit pension plans. The Company’s postretirement liabilities are comprised of Medicare Part B and life insurance premiums.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

December 31, 2013, 2012 and 2011
(in thousands of dollars)

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of the pension plans and other postretirement benefits:

			Other
	Pension Benefits		Postretirement Benefits
	2013	2012	2013	2012
Change in benefit obligation
Benefit obligation at January 1	$(128,117)	$(126,295)	$(10,158)	$(9,629)
Service cost	(734)	(871)	(16)	(14)
Interest cost	(4,726)	(5,618)	(417)	(465)
Benefits paid (including expenses)	12,679	11,411	559	506
Actuarial gain (loss)	1,256	(6,744)	1,133	(556)
Benefit obligation at December 31	$(119,642)	$(128,117)	$(8,899)	$(10,158)
Change in plan assets
Fair value of plan assets at January 1	$128,060	$122,013	$—	$—
Actual return on plan assets	19,482	15,656	—	—
Contributions	2,173	1,802	560	512
Benefits paid (including expenses)	(12,679)	(11,411)	(560)	(512)
Fair value of plan assets at December 31	$137,036	$128,060	$—	$—
Funded status at December 31	$17,394	$(57)	$(8,899)	$(10,158)
Amounts recognized in the balance sheet:
Prepaid pension cost	$26,080	$12,870	$—	$—
Other accrued expenses	(342)	(2,161)	(596)	(663)
Non-current employee benefit liabilities	(8,344)	(10,766)	(8,303)	(9,495)
Net amounts recognized	$17,394	$(57)	$(8,899)	$(10,158)

	Pension Benefits			Other Postretirement Benefits
	2013	2012	2011	2013	2012	2011
Service cost — benefits earned during the period	$734	$870	$847	$16	$14	$13
Interest cost on projected benefit obligation	4,726	5,618	6,301	417	465	500
Expected return on assets	(7,914)	(8,145)	(8,834)	—	—	—
Settlement loss	243	—	—	—	—	—
Amortization of net loss (gain)	1,465	1,584	789	(64)	(121)	(88)
Net (income) expense	$(746)	$(73)	$(897)	$369	$358	$425

The following table summarizes amounts in accumulated other comprehensive income (loss) that are expected to be recognized as components of net periodic benefit cost (credit) for the year ending December 31, 2014.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

December 31, 2013, 2012 and 2011
(in thousands of dollars)

	Defined Benefit Pension Plans	Post - Retirement Plans	Total
Actuarial loss (gain)	$1,075	$(60)	$1,015

As of December 31, 2013, current year accumulated other comprehensive income (loss), before income taxes, consists of the following:

	Defined Benefit Pension Plans	Post- Retirement Benefits	Total
Prior year accumulated other comprehensive loss	$(35,790)	$(183)	$(35,973)
Amortization of gain (loss)	1,466	(64)	1,402
Effect of settlement	243	—	243
Net gain (loss) arising during the year	12,824	1,133	13,957
Current year accumulated other comprehensive income (loss)	$(21,257)	$886	$(20,371)

As of December 31, 2012, current year accumulated other comprehensive income (loss), before income taxes, consist of the following:

	Defined Benefit Pension Plans	Post- Retirement Benefits	Total
Prior year accumulated other comprehensive income (loss)	$(38,141)	$495	$(37,646)
Amortization of gain (loss)	1,584	(121)	1,463
Net gain (loss) arising during the year	767	(557)	210
Current year accumulated other comprehensive income (loss)	$(35,790)	$(183)	$(35,973)

As of December 31, 2013, two of the Company’s four defined benefit plans experienced accumulated benefit obligations in excess of plan assets, for which in the aggregate the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $17,586, $17,586 and $0, respectively. As of December 31, 2012, three of the Company’s four defined benefit plans experienced accumulated benefit obligations in excess of plan assets, for which in the aggregate the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $78,064, $78,064 and $65,137, respectively.

	Pension Benefits			Other Postretirement Benefits
	2013	2012	2011	2013	2012	2011
Weighted average assumptions:
Discount rates — benefit obligation	3.00% - 4.75%	2.25% - 4.00%	3.75% - 4.75%	5.00%	4.25%	5.00%
Discount rates — service cost	2.25% - 4.00%	3.75% - 4.75%	5.25%	4.25%	5.00%	5.25%
Assumed rates of return on invested assets	6.50%	7.00%	7.00%	—	—	—
Salary increase assumptions	N/A	N/A	N/A	3.00%	3.00%	3.00%

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

December 31, 2013, 2012 and 2011
(in thousands of dollars)

Discount rates were determined by a quantitative analysis examining the prevailing prices of high quality bonds to determine an appropriate discount rate for measuring obligations. The aforementioned analyzes the cash flow from each of the Company’s two qualified defined benefit plans as well as a separate analysis of the cash flows from the postretirement medical and life insurance plans sponsored by the Company. The aforementioned analyses then construct a hypothetical bond portfolio whose cash flow from coupons and maturities match the year-by-year, projected benefit cash flow from the respective pension or retiree health plans. The Company uses the lower discount rate derived from the two independent analyses in the computation of the benefit obligation and service cost for each respective retirement liability. The Company uses the discount rate derived from the analysis in the computation of the benefit obligation and service cost for all the plans respective retirement liability.

The Company considers input from its external advisors and historical returns in developing its expected rate of return on plan assets. The expected long-term rate of return is the weighted average of the target asset allocation of each individual asset class. The Company’s actual 10-year annual rate of return on its pension plan assets was 7.2%, 7.5%, and 5.2% for the years ended December 31, 2013, 2012 and 2011, respectively, and the Company’s actual five-year annual rate of return on its pension plan assets was 13.6%, 2.9%, and 2.9% for the years ended December 31, 2013, 2012 and 2011, respectively.

Gains and losses resulting from changes in actuarial assumptions and from differences between assumed and actual experience, including, among other items, changes in discount rates and changes in actual returns on plan assets as compared to assumed returns. These gains and losses are only amortized to the extent that they exceed 10% of the greater of Projected Benefit Obligation and the fair value of assets. For the year ended December 31, 2013, Liggett used a 15.37 - year period for its Hourly Plan and a 16.28 - year period for its Salaried Plan to amortize pension fund gains and losses on a straight line basis. Such amounts are reflected in the pension expense calculation beginning the year after the gains or losses occur. The amortization of deferred losses negatively impacts pension expense in the future.

Plan assets are invested employing multiple investment management firms. Managers within each asset class cover a range of investment styles and focus primarily on issue selection as a means to add value. Risk is controlled through a diversification among asset classes, managers, styles and securities. Risk is further controlled both at the manager and asset class level by assigning excess return and tracking error targets. Investment managers are monitored to evaluate performance against these benchmark indices and targets.

Allowable investment types include equity, investment grade fixed income, high yield fixed income, hedge funds and short term investments. The equity fund is comprised of common stocks and mutual funds of large, medium and small companies, which are predominantly U.S. based. The investment grade fixed income fund includes managed funds investing in fixed income securities issued or guaranteed by the U.S. government, or by its respective agencies, mortgage backed securities, including collateralized mortgage obligations, and corporate debt obligations. The high yield fixed income fund includes a fund which invests in non-investment grade corporate debt securities. The hedge funds invest in both equity, including common and preferred stock, and debt obligations, including convertible debentures, of private and public companies. The Company generally utilizes its short term investments, including interest-bearing cash, to pay benefits and to deploy in special situations.

Effective January 1, 2011, the Liggett Employee Benefits Committee adjusted its target assets allocation to equal 50.0% equity investments, 27.5% investment grade fixed income, 7.5% high yield fixed income, 10.0% alternative investments (including hedge funds and private equity funds) and 5.0% short-term investments, with a rebalancing range of approximately plus or minus 5% around the target asset allocations. Effective November 29, 2012, the Liggett Employee Benefits Committee revised its target assets allocation to equal 50.0% equity investments, 30.0% investment grade fixed income, 10.0% high yield fixed income, 5.0% alternative investments (including hedge funds and private equity funds) and 5.0% short-term investments, with a rebalancing range of approximately plus or minus 5% around the target asset allocations.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

December 31, 2013, 2012 and 2011
(in thousands of dollars)

Liggett’s defined benefit retirement plan allocations at December 31, 2013 and 2012, by asset category, were as follows:

	Plan Assets At December 31,
	2013	2012
Asset category
Equity securities	50%	47%
Investment grade fixed income securities	28%	30%
High yield fixed income securities	10%	10%
Alternative investments	6%	8%
Short-term investments	6%	5%
	100%	100%

The defined benefit plans' recurring financial assets and liabilities subject to fair value measurements and the necessary disclosures are as follows:

	Fair Value Measurements as of December 31, 2013
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Assets:
Insurance contracts	$2,396	$—	$2,396	$—
Amounts in individually managed investment accounts:
Cash	7,424	7,424	—	—
U.S. equity securities	46,520	46,520	—	—
Common collective trusts	57,912	—	57,912	—
Investment partnership	22,748	—	13,717	9,031
Total	$137,000	$53,944	$74,025	$9,031

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

December 31, 2013, 2012 and 2011
(in thousands of dollars)

	Fair Value Measurements as of December 31, 2012
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Assets:
Insurance contracts	$2,079	$—	$2,079	$—
Amounts in individually managed investment accounts:
Cash	6,309	6,309	—	—
U.S. equity securities	43,246	43,246	—	—
Common collective trusts	65,867	—	52,714	13,153
Investment partnership	10,559	—	—	10,559
Total	$128,060	$49,555	$54,793	$23,712

The fair value determination disclosed above of assets as Level 3, under the fair value hierarchy, was determined based on unobservable inputs and were based on company assumptions, and information obtained from the investments based on the indicated market values of the underlying assets of the investment portfolio.

The changes in the fair value of these Level 3 investments as of December 31, 2013 and 2012 were as follows:

	2013	2012
Prior year balance	$23,712	$22,582
Distributions	(2,669)	(2,905)
Transfers	(13,153)	—
Contributions	—	864
Unrealized gain on long-term investments	(1,779)	2,442
Realized gain on long-term investments	2,920	729
Balance as of December 31	$9,031	$23,712

For 2013 measurement purposes, annual increases in Medicare Part B trends were assumed to equal rates between 4.25% and 7% between 2014 and 2022 and 4.5% after 2022. For 2012 measurement purposes, annual increases in Medicare Part B trends were assumed to equal rates between 4.25% and 7% between 2013 and 2021 and 4.5% after 2021.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$6	$(6)
Effect on benefit obligation	$119	$(110)

The Company does not currently anticipate that it will be required to make any contributions to comply with ERISA’s minimum funding requirements, for the pension plan year beginning on January 1, 2014 and ending on December 31, 2014. Any additional funding obligation that the Company may have for subsequent years is contingent on several factors and is not reasonably estimable at this time.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

December 31, 2013, 2012 and 2011
(in thousands of dollars)

Estimated future pension and postretirement medical benefits payments are as follows:

	Pension	Postretirement Medical
2014	$10,749	$596
2015	10,422	603
2016	10,080	607
2017	9,793	611
2018	9,461	615
2019 — 2023	48,144	3,114

Profit Sharing Plans

Liggett Vector Brands maintains 401(k) plans for substantially all employees which allow eligible employees to invest a percentage of their pre-tax compensation. Liggett Vector Brands is obligated to match a certain portion of employee contributions to the 401(k) plans. Accordingly, Liggett Vector Brands allocated to Liggett contribution expenses of $1,114, $1,040, and $1,053 for the years ended December 31, 2013, 2012 and 2011, respectively.

6.	Income Taxes

The operations of Liggett and its affiliates are included in the consolidated federal income tax return of its indirect parent, Vector Group Ltd. Pursuant to a tax allocation agreement amended in 1999, the amounts provided for as currently payable for federal income taxes are based on the Company’s pre-tax income for financial reporting purposes. The Company expenses and pays Vector Group Ltd. their portion of the consolidated income tax expense in accordance with the tax allocation agreement.

The amounts provided for income taxes are as follows:

	2013	2012	2011
Current
Federal	$26,910	$43,745	$41,116
State	9,083	12,049	9,927
	$35,993	$55,794	$51,043
Deferred
Federal	$—	$—	$—
State	(3,296)	109	(1,118)
	$(3,296)	$109	$(1,118)
Total tax provision	$32,697	$55,903	$49,925

Historically, Liggett has paid Vector Group Ltd. for its tax liabilities. While these payments have been made to the Vector Group Ltd. they may not have been formally remitted to the Internal Revenue Service and may still represent a liability at the Vector Group Ltd. level.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

December 31, 2013, 2012 and 2011
(in thousands of dollars)

Temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows as of December 31:

	2013		2012
	Deferred Tax		Deferred Tax
	Asset	Liability	Asset	Liability
Sales and product allowances	$323	$—	$320	$—
Inventories	133	1,657	109	1,484
Property, plant and equipment	—	2,568	—	2,466
Employee benefit plan accruals	1,022	1,005	871	—
Tobacco litigation settlements	7,748	—	4,009	—
Forward contracts	11	—	15	—
Total deferred tax	$9,237	$5,230	$5,324	$3,950

Differences between the amounts provided for income taxes and amounts computed at the federal statutory tax rates are summarized as follows for the years ended December 31:

	2013	2,012	2011
Income before income taxes	$87,883	$146,000	$137,094

Federal income tax at statutory rate	$30,758	$51,100	$47,982
State income taxes, net of federal taxes	3,999	6,643	5,725
Impact of domestic production deduction	(2,060)	(1,840)	(4,162)
Impact of other non-taxable differences and IRS audit settlement	—	—	380
Income tax expense	$32,697	$55,903	$49,925

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

December 31, 2013, 2012 and 2011
(in thousands of dollars)

The following table summarizes the activity related to the unrecognized tax benefits:

Balance at January 1, 2011	$96
Additions based on tax positions related to current year	—
Additions based on tax positions related to prior years	7
Reductions based on tax positions related to prior years	—
Settlements	—
Balance at December 31, 2011	103
Additions based on tax positions related to current year	—
Additions based on tax positions related to prior years	—
Reductions based on tax positions related to prior years	(103)
Settlements	—
Balance at December 31, 2012	$—

In 2012, the Company recognized $103 of the unrecognized tax benefits as a result of the expiration of statutes of limitations on positions reported on state and local income tax returns.

In 2013, the Internal Revenue Service concluded an audit of Vector Group Ltd's consolidated federal income tax return for the year ended December 31, 2009. There was no material impact on Vector Group Ltd's consolidated financial statements as a result of the audit.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

December 31, 2013, 2012 and 2011
(in thousands of dollars)

7.	Long-Term Debt

Long-term debt consists of the following:

	2013	2012
Borrowings under revolving credit facility	$30,424	$29,430
Term loan under revolving credit facility	3,884	4,179
Equipment loans	17,252	17,810
	51,560	51,419
Less current maturities	(38,993)	(36,585)
Amount due after one year	$12,567	$14,834

The following table sets forth the future principal payment obligations:

Year Ending December 31,
2014	$38,993
2015	9,251
2016	2,909
2017	230
2018	177
Thereafter	—
$51,560

Revolving Credit Facility

Liggett has a $50,000 credit facility ("the Credit Facility") with Wells Fargo. The Credit Facility is collateralized by all inventories and receivables of Liggett and a mortgage on its manufacturing facility. The Credit Facility expires on March 8, 2015, provided that Liggett may terminate the Credit Facility prior to March 8, 2015 at any time by giving at least 30 days prior written notice to Wells Fargo, and Wells Fargo may, at Well Fargo's option, terminate the Credit Facility at any time upon the occurrence and during the continuance of an Event of Default.

Prime rate loans under the Credit Facility bear interest at a rate equal to the prime rate of Wells Fargo and Eurodollar rate loans bear interest at a rate equal to 2.0% more than Wells Fargo's adjusted Eurodollar rate. The Credit Facility contains covenants that provide that Liggett's earnings before interest, taxes, depreciation and amortization ("EBITDA"), as defined under the Credit Facility, on a trailing twelve month basis, shall not be less than $100,000 if Liggett's Excess Availability, as defined under the Credit Facility, is less than $20,000. The covenants also require that annual Capital Expenditures, as defined under the Credit Facility (before a maximum carryover amount of $2,500), shall not exceed $15,000 during any fiscal year. Liggett had future machinery and equipment purchase commitments of $3,796 at December 31, 2013.

Within the commitment under the Credit Facility, Wells Fargo holds a mortgage on Liggett's manufacturing facility through a Term Loan with 100 Maple LLC ("Maple"), a subsidiary of Liggett. The outstanding balance under the Term Loan is $3,884, and the Term Loan expires on March 1, 2015. The Term Loan bears an interest rate equal to 1.75% more than Wells Fargo's adjusted Eurodollar rate. Monthly payments of $25 are due under the Term Loan from March 1, 2012 to February 1, 2015 ($885 in total) with the balance of $3,540 due at maturity on March 1, 2015.

The Term Loan is collateralized by the existing collateral securing the Credit Facility, including, without limitation, certain real property owned by Maple. The Term Loan does not increase the $50,000 borrowing amount of the Credit Facility, but increases the outstanding amounts under the Credit Facility by the amount of the term loan and proportionately reduces the maximum borrowing availability under the Credit Facility.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

December 31, 2013, 2012 and 2011
(in thousands of dollars)

The Credit Facility permits the guaranty of the 7.75% Senior Secured Notes due 2021 by each of Liggett and Maple and the pledging of certain assets of Liggett and Maple on a subordinated basis to secure their guarantees. The credit facility also grants to Wells Fargo a blanket lien on all the assets of Liggett and Maple, excluding any equipment pledged to current or future purchase money or other financiers of such equipment and excluding any real property, other than the Mebane Property and other real property to the extent its value is in excess of $5,000. Wells Fargo, Liggett, Maple and the collateral agent for the holders of VGR's 7.75% senior secured notes have entered into an intercreditor agreement, pursuant to which the liens of the collateral agent on the Liggett and Maple assets will be subordinated to the liens of Wells Fargo on the Liggett and Maple assets.

As of December 31, 2013, $34,308 of the Credit Facility was outstanding. Availability as determined under the Credit Facility was approximately $15,692 based on eligible collateral at December 31, 2013. At December 31, 2013, management believed that Liggett was in compliance with all covenants under the credit facility; Liggett's EBITDA, as defined, was approximately $183,362 for the twelve months ended December 31, 2013.

For purposes of the EBITDA calculation, as defined under the Credit Facility, $86,213 related to the Engle Progeny settlement, further described in Note 9, has been excluded.

Equipment Loans

In 2011, Liggett entered into three financing agreements for a total of $6,342 related to the purchase of equipment. The weighted average interest rate of the outstanding debt is 5.7% per annum and the interest rate on the various notes ranges between 5.33% and 5.82%. Total monthly installments are approximately $145.

In 2012, Liggett refinanced $4,452 of debt related to equipment purchased in 2010.  The refinanced debt had a weighted average interest rate of 5.89% and an average remaining term of 43 months. The new debt carries an interest rate of 5.96% and a term of 36 months. Total monthly installments are $135. Liggett purchased equipment for $5,040 and entered into four financing agreements for a total of $5,040 related to the equipment purchase. The weighted average interest rate of the outstanding debt is 5.26% per annum and the interest rate on the various notes ranges between 4.72% and 5.56% and is payable in installments of 36 to 48 months.

In 2013, Liggett entered into two financing agreements for a total of $6,580 related to the purchase of equipment. The weighted average interest rate of the outstanding debt is 4.66% per annum and the interest rates on the two notes are 3.28% and 4.99%. Total monthly installments are approximately $181.

At December 31, 2013 and 2012, the Company had $17,252 and $17,810, respectively, outstanding under these equipment loans and capital leases.

All equipment loans described above are collateralized by the equipment they finance.

See Note 2 for disclosure fair value of debt at December 31, 2013 and 2012.

8.	Operating Leases

At December 31, 2013, the Company has operating leases for building space, vehicles and computer equipment. The future minimum lease payments are as follows:

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

Lease Commitments
Year Ending December 31
2014	$769
2015	707
2016	81
2017	19
2018	—
Thereafter	—
$1,576

In addition to the above scheduled future minimum lease payments, Liggett expects to incur approximately $3,242 in allocated lease expense of over the next five years and thereafter from Liggett Vector Brands. Allocated lease expense for the years ending December 31 are as follows: $1,295 in 2014, $508 in 2015, $512 in 2016, $464 in 2017, $463 in 2018 and $0 for 2019 and thereafter.

Rental expense for the years ended December 31, 2013, 2012, and 2011, amounted to $3,789, $3,738, and $2,856, respectively.

9.	Commitments and Contingencies

Tobacco-Related Litigation:

Overview
Since 1954, Liggett and other United States cigarette manufacturers have been named as defendants in numerous direct, third-party and purported class actions predicated on the theory that cigarette manufacturers should be liable for damages alleged to have been caused by cigarette smoking or by exposure to secondary smoke from cigarettes. New cases continue to be commenced against Liggett and other cigarette manufacturers. The cases have generally fallen into the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs (“Individual Actions”); (ii) lawsuits by individuals requesting the benefit of the Engle ruling ("Engle progeny cases"); (iii) smoking and health cases primarily alleging personal injury or seeking court-supervised programs for ongoing medical monitoring, as well as cases alleging that use of the terms “lights” and/or “ultra lights” constitutes a deceptive and unfair trade practice, common law fraud or violation of federal law, purporting to be brought on behalf of a class of individual plaintiffs (“Class Actions”); and (iv) health care cost recovery actions brought by various foreign and domestic governmental plaintiffs and non-governmental plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits (“Health Care Cost Recovery Actions”). As new cases are commenced, the costs associated with defending these cases and the risks relating to the inherent unpredictability of litigation continue to increase. The future financial impact of the risks and expenses of litigation are not quantifiable at this time. For the twelve months ended December 31, 2013 and 2012, Liggett incurred tobacco product liability legal expenses and other related litigation costs totaling $9,321 and $9,666, respectively. The 2013 litigation costs do not include a charge of $86,213 associated with the Engle Progeny Settlement, discussed below.
Litigation is subject to uncertainty and it is possible that there could be adverse developments in pending cases. Management reviews on a quarterly basis with counsel all pending litigation and evaluates whether an estimate can be  made of the possible loss or range of loss that could result from an unfavorable outcome. An unfavorable outcome or settlement of pending tobacco-related or other litigation could encourage the commencement of additional litigation. Damages awarded in some tobacco-related litigation can be significant.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

Bonds. Although Liggett has been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts are on appeal, there remains a risk that such relief may not be obtainable in all cases. This risk has been reduced given that a majority of states now limit the dollar amount of bonds or require no bond at all. To obtain stays on judgments pending current appeals, Liggett has secured approximately $5,337 in bonds as of December 31, 2013.
In June 2009, Florida amended its existing bond cap statute by adding a $200,000 bond cap that applies to all Engle progeny cases in the aggregate and establishes individual bond caps for individual Engle progeny cases in amounts that vary depending on the number of judgments in effect at a given time. In several cases, plaintiffs have challenged the constitutionality of the bond cap statute, but to date the courts that have addressed the issue have upheld the constitutionality of the statute. The plaintiffs have appealed some of these rulings and the Florida Supreme Court, after granting review of the Hall decision denying plaintiff's challenge to the bond cap statute, subsequently dismissed the matter prior to the scheduled argument as moot. No federal court has yet addressed the issue. Although the Company cannot predict the outcome of such challenges, it is possible that the Liggett's consolidated financial position, results of operations, and cash flows could be materially adversely affected by an unfavorable outcome of such challenges.
Accounting Policy. The Company and its subsidiaries record provisions in their consolidated financial statements for pending litigation when they determine that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except as disclosed in this Note 14: (i) management has concluded that it is not probable that a loss has been incurred in any of the pending tobacco-related cases; or (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome of any of the pending tobacco-related cases and, therefore, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any. Legal defense costs are expensed as incurred.
Cautionary Statement About Engle Progeny Cases. Judgments have been entered against Liggett and other industry defendants in Engle progeny cases. A number of the judgments have been affirmed on appeal and satisfied by the defendants. To date, the United States Supreme Court has declined to review these cases. As of December 31, 2013, 16 Engle progeny cases where Liggett was a defendant at trial resulted in verdicts. Eleven verdicts were returned in favor of the plaintiffs and five in favor of Liggett. Excluding the Lukacs case, which was tried in 2002, seven years before the trials of Engle progeny cases commenced, the compensatory verdicts against Liggett have ranged from $1 to $3,479. In certain cases, the judgments entered have been joint and several with other defendants. In two of the cases, punitive damages were awarded against Liggett for $1,000 and $7,600. Except as discussed in this Note 14 regarding the cases where an adverse verdict was entered against Liggett and that remain on appeal, management is unable to estimate the possible loss or range of loss from the remaining Engle progeny cases as there are currently multiple defendants in each case and, in most cases, discovery has not occurred or is limited. As a result, the Company lacks information about whether plaintiffs are in fact Engle class members (non-class members' claims are generally time-barred), the relevant smoking history, the nature of the alleged injury and the availability of various defenses, among other things. Further, plaintiffs typically do not specify their demand for damages. The Company believes that the process under which Engle progeny cases are tried is unconstitutional and continues to pursue its appellate rights in the remaining cases.
Although Liggett has generally been successful in managing litigation, litigation is subject to uncertainty and significant challenges remain, including with respect to the remaining Engle progeny cases. There can be no assurances that Liggett's past litigation experience will be representative of future results. Judgments have been entered against Liggett in the past, in Individual Actions and Engle progeny cases, and several of those judgments were affirmed on appeal and satisfied by Liggett. It is possible that the consolidated financial position, results of operations and cash flows of the Company could be materially adversely affected by an unfavorable outcome or settlement of certain pending smoking-related litigation. Liggett believes, and has been so advised by counsel, that it has valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse verdicts. All such cases are, and will continue to be, vigorously defended. Liggett may, however, enter into settlement discussions in particular cases if it believes it is in its best interest to do so, including the remaining Engle progeny cases. As of December 31, 2013, Liggett (and in certain cases the Company), had settled 151 Engle progeny cases for approximately $1,129 in the aggregate. In addition, in October 2013, Liggett announced a global settlement of the claims of over 4,900 Engle progeny plaintiffs (see Engle Progeny Settlement, below).

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

Individual Actions
As of December 31, 2013, there were 59 Individual Actions pending against Liggett and, in certain cases, the Company, where one or more individual plaintiffs allege injury resulting from cigarette smoking, addiction to cigarette smoking or exposure to secondary smoke and seek compensatory and, in some cases, punitive damages. These cases do not include Engle progeny cases or the approximately 100 individual cases pending in West Virginia state court as part of a consolidated action. The following table lists the number of Individual Actions, by state, that are pending against Liggett or the Company as of December 31, 2013:

State	Number of Cases
Florida	39
New York	9
Maryland	4
Louisiana	3
West Virginia	2
Missouri	1
Ohio	1

The plaintiffs' allegations of liability in cases in which individuals seek recovery for injuries allegedly caused by cigarette smoking are based on various theories of recovery, including negligence, gross negligence, breach of special duty, strict liability, fraud, concealment, misrepresentation, design defect, failure to warn, breach of express and implied warranties, conspiracy, aiding and abetting, concert of action, unjust enrichment, common law public nuisance, property damage, invasion of privacy, mental anguish, emotional distress, disability, shock, indemnity, violations of deceptive trade practice laws, the federal Racketeer Influenced and Corrupt Organizations Act (“RICO”), state RICO statutes and antitrust statutes. In many of these cases, in addition to compensatory damages, plaintiffs also seek other forms of relief including treble/multiple damages, medical monitoring, disgorgement of profits and punitive damages. Although alleged damages often are not determinable from a complaint, and the law governing the pleading and calculation of damages varies from state to state and jurisdiction to jurisdiction, compensatory and punitive damages have been specifically pleaded in a number of cases, sometimes in amounts ranging into the hundreds of millions and even billions of dollars.
Defenses raised in Individual Actions include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, lack of design defect, statute of limitations, equitable defenses such as “unclean hands” and lack of benefit, failure to state a claim and federal preemption.
Engle Progeny Cases
In May 1994, Engle was filed against Liggett and others in Miami-Dade County, Florida. The class consisted of all Florida residents who, by November 21, 1996, “have suffered, presently suffer or have died from diseases and medical conditions caused by their addiction to cigarette smoking.” In July 1999, after the conclusion of Phase I of the trial, the jury returned a verdict against Liggett and other cigarette manufacturers on certain issues determined by the trial court to be “common” to the causes of action of the plaintiff class. The jury made several findings adverse to the defendants including that defendants' conduct “rose to a level that would permit a potential award or entitlement to punitive damages.” Phase II of the trial was a causation and damages trial for three of the class plaintiffs and a punitive damages trial on a class-wide basis before the same jury that returned the verdict in Phase I. In April 2000, the jury awarded compensatory damages of $12,704 to the three class plaintiffs, to be reduced in proportion to the respective plaintiff’s fault. In July 2000, the jury awarded approximately $145,000,000 in punitive damages, including $790,000 against Liggett.
In May 2003, Florida’s Third District Court of Appeal reversed the trial court and remanded the case with instructions to decertify the class. The judgment in favor of one of the three class plaintiffs, in the amount of $5,831, was overturned as time barred and the court found that Liggett was not liable to the other two class plaintiffs.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

In July 2006, the Florida Supreme Court affirmed the decision vacating the punitive damages award and held that the class should be decertified prospectively, but determined that the following Phase I findings are entitled to res judicata effect in Engle progeny cases: (i) that smoking causes lung cancer, among other diseases; (ii) that nicotine in cigarettes is addictive; (iii) that defendants placed cigarettes on the market that were defective and unreasonably dangerous; (iv) that defendants concealed material information knowing that the information was false or misleading or failed to disclose a material fact concerning the health effects or addictive nature of smoking; (v) that defendants agreed to conceal or omit information regarding the health effects of cigarettes or their addictive nature with the intention that smokers would rely on the information to their detriment; (vi) that defendants sold or supplied cigarettes that were defective; and (vii) that defendants were negligent. The Florida Supreme Court decision also allowed former class members to proceed to trial on individual liability issues (using the above findings) and compensatory and punitive damage issues, provided they filed their individual lawsuits by January 2008. In December 2006, the Florida Supreme Court added the finding that defendants sold or supplied cigarettes that, at the time of sale or supply, did not conform to the representations made by defendants. In October 2007, the United States Supreme Court denied defendants' petition for writ of certiorari.
Pursuant to the Florida Supreme Court’s July 2006 ruling in Engle, which decertified the class on a prospective basis, and affirmed the appellate court’s reversal of the punitive damages award, former class members had until January 2008 in which to file individual lawsuits. As a result, Liggett and the Company, and other cigarette manufacturers, were named defendants in thousands of Engle progeny cases in both federal and state courts in Florida. Although the Company was not named as a defendant in the Engle case, it was named as a defendant in most of the Engle progeny cases where Liggett was named as a defendant.
Engle Progeny Settlement
On October 23, 2013, a settlement was announced among the Company and approximately 4,900 Engle progeny plaintiffs and their counsel. The settlement resolved the claims of all but approximately 400 state court Engle progeny plaintiffs.
Pursuant to the terms of the settlement, upon satisfaction of certain conditions by the participating plaintiffs and their counsel, Liggett will pay a total of approximately $110,000 with $2,100 paid in December 2013, $59,500 paid in 2014 and the balance to be paid in installments over the next 14 years, with a cost of living adjustment beginning in year eight. The Company recorded a charge of $86,213 for the year ended December 31, 2013 in connection with the proposed settlement. Of this amount, $25,213 is related to certain payments discounted to their present value because the timing and amounts of such payments are fixed and determinable. The present value of the installment payments was computed using an 11% annual discount rate. The installment payments total approximately $48,000 on an undiscounted basis. The Company’s future payments are estimated to be $3,000 in 2015, $3,500, per annum in 2016 through 2018 and $34,500 in the aggregate thereafter.
The settlement provides for a standstill precluding further litigation against the Company and Liggett by the participating plaintiffs. In December 2013, Liggett funded approximately $2,100 into the court approved qualified settlement fund with respect to the de minimis and non-use cases and those cases were dismissed with prejudice against the Company and Liggett. Participating plaintiffs substantially satisfied the conditions in the settlement agreements, therefore, Liggett agreed to move forward with the settlement and fund the balance of the settlement proceeds. Notwithstanding the comprehensive nature of the Engle Progeny Settlement, approximately 400 plaintiffs did not participate in the settlement and, therefore, the Company and Liggett may still be subject to periodic adverse judgments which could have a material adverse affect on the Company's consolidated financial position, results of operations and cash flows.

As of December 31, 2013, the following Engle progeny cases have resulted in judgments against Liggett:

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

Date	Case Name	County	Net Compensatory Damages	Punitive Damages	Status
June 2002	Lukacs v. R.J. Reynolds	Miami-Dade	$12,418	None	Liggett satisfied the judgment and the case is concluded.
August 2009	Campbell v. R.J. Reynolds	Escambia	$156	None	Liggett satisfied the judgment and the case is concluded.
March 2010	Douglas v. R.J. Reynolds	Hillsborough	$1,350	None	Liggett satisfied the judgment and the case is concluded.
April 2010	Clay v. R.J. Reynolds	Escambia	$349	$1,000	Liggett satisfied the judgment and the case is concluded.
April 2010	Putney v. R.J. Reynolds	Broward	$3,008	None
On June 12, 2013, the Fourth District Court of Appeal reversed and remanded the case for further proceedings. Plaintiff filed a motion for rehearing which was denied. Both sides have sought discretionary review from the Florida Supreme Court. The appeal is stayed pending the outcome of the Hess appeal.

April 2011	Tullo v. R.J. Reynolds	Palm Beach	$225	None	Affirmed by the Fourth District Court of Appeal. The defendants have sought discretionary review from the Florida Supreme Court.
January 2012	Ward v. R.J. Reynolds	Escambia	$1	None
Affirmed by the First District Court of Appeal. Liggett satisfied the merits judgment and other than an issue regarding attorneys' fees, the case is concluded. Oral argument on the attorneys' fee appeal occurred on February 11, 2014.

May 2012	Calloway v. R.J. Reynolds	Broward	$1,947	$7,600	A joint and several judgment for $16,100 was entered against R.J. Reynolds, Philip Morris, Lorillard and Liggett. On appeal to the Fourth District Court of Appeal.
December 2012	Buchanan v. R.J. Reynolds	Leon	$2,035	None	A joint and several judgment for $5,500 was entered against Liggett and Philip Morris. On appeal to the First District Court of Appeal.
May 2013	Cohen v. R.J. Reynolds	Palm Beach	$205	None	Defendants' motion seeking a new trial was granted by the trial court. Plaintiff appealed to the Fourth District Court of Appeal.
August 2013	Rizzuto v. R.J. Reynolds	Hernando	$3,479	None
A joint and several judgment for $11,132 was entered against Philip Morris and Liggett. The court denied defendants' request to reduce the compensatory damages by the plaintiff's comparative fault. On appeal to the Fifth District Court of Appeal.

The Company's potential range of loss in the Putney, Tullo, Calloway, Buchanan, Cohen and Rizzuto cases is between $0 and $18,500 in the aggregate, plus accrued interest and legal fees. In determining the range of loss, the Company considers potential settlements as well as future appellate relief. Except as disclosed elsewhere in this Note 12, the Company is unable to determine a range of loss related to the remaining Engle progeny cases. Other than $2,257 for Douglas, no amounts have been expensed or accrued in the accompanying consolidated financial statements for the other cases described above. However, as cases proceed through the appellate process, the Company will consider accruals on a case-by-case basis if an unfavorable outcome becomes probable and the amount can be reasonably estimated.
Federal Engle Progeny Cases. Three federal judges (in the Merlob, B. Brown and Burr cases) ruled that the findings in Phase I of the Engle proceedings could not be used to satisfy elements of plaintiffs' claims, and two of those rulings (B. Brown and Burr) were certified by the trial court for interlocutory review. The certification was granted by the United States Court of Appeals for the Eleventh Circuit and the appeals were consolidated (in February 2009, the appeal in Burr was dismissed for lack of prosecution). In July 2010, the Eleventh Circuit ruled that plaintiffs do not have an unlimited right to use the findings from the original Engle trial to meet their burden of establishing the elements of their claims at trial. Rather, plaintiffs may only use the findings to establish specific facts that they demonstrate with a reasonable degree of certainty were actually decided by the original Engle jury. The Eleventh Circuit remanded the case to the district court to determine what specific factual findings the Engle jury actually made. That determination was never undertaken.
Instead, in the Waggoner case, the United States District Court for the Middle District of Florida ruled that the application of the Phase I findings did not deprive defendants of any constitutional due process rights. The court ruled, however, that

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

plaintiffs must establish legal causation to establish liability. With respect to punitive damages, the district court held that the plaintiffs could rely on the findings in support of their punitive damages claims but that, in addition, plaintiffs must demonstrate specific conduct by specific defendants, independent of the Engle findings, that satisfies the standards for awards of punitive damages. The Waggoner ruling applies to all of the cases pending in the Middle District of Florida. Subsequently, in September 2013 the United States Court of Appeals for the Eleventh Circuit affirmed the judgments in two lower court cases, holding that giving full faith and credit to the Florida Supreme Court's Engle decision would not deprive defendant R.J. Reynolds of due process of law.
Appeals of Engle Progeny Verdicts. In December 2010, in the Martin case, a state court case against R.J. Reynolds, the First District Court of Appeal issued the first ruling by a Florida intermediate appellate court to address the B. Brown decision discussed below. The panel held that the trial court correctly construed the Florida Supreme Court's 2006 decision in Engle in instructing the jury on the preclusive effect of the Phase I Engle proceedings, expressly disagreeing with certain aspects of the B. Brown decision. In July 2011, the Florida Supreme Court declined to review the First District Court of Appeal's decision. In March 2012, the United States Supreme Court declined to review the Martin case, along with the Campbell case and two other Engle progeny cases. This decision has led to other adverse rulings by other state appellate courts.
In Jimmie Lee Brown, a state court case against R.J. Reynolds, the trial court tried the case in two phases. In the first phase, the jury determined that the smoker was addicted to cigarettes that contained nicotine and that his addiction was a legal cause of his death, thereby establishing he was an Engle class member. In the second phase, the jury determined whether the plaintiff established legal cause and damages with regard to each of the underlying claims.  The jury found in favor of plaintiff in both phases.  In September 2011, the Fourth District Court of Appeal affirmed the judgment entered in plaintiff's favor and approved the trial court's procedure of bifurcating the trial.  The Fourth District Court of Appeal agreed with Martin that individual post-Engle plaintiffs need not prove conduct elements as part of their burden of proof, but disagreed with Martin to the extent that the First District Court of Appeal only required a finding that the smoker was a class member to establish legal causation as to addiction and the underlying claims.  The Fourth District Court of Appeal held that in addition to establishing class membership, Engle progeny plaintiffs must also establish legal causation and damages as to each claim asserted.  In so finding, the Fourth District Court of Appeal's decision in Jimmie Lee Brown is in conflict with Martin.
In the Rey case, a state court case, the trial court entered final summary judgment on all claims in favor of the Company, Liggett and Lorillard based on what has been referred to in the Engle progeny litigation as the "Liggett Rule."  The Liggett Rule stands for the proposition that a manufacturer cannot have liability to a smoker under any asserted claim if the smoker did not use a product manufactured by that particular defendant.  The Liggett Rule is based on the entry of final judgment in favor of Liggett/Brooke Group in Engle on all of the claims asserted against them by class representatives Mary Farnan and Angie Della Vecchia, even though the Florida Supreme Court upheld, as res judicata, the generic finding that Liggett/Brooke Group engaged in a conspiracy to commit fraud by concealment. In September 2011, the Third District Court of Appeal affirmed in part and reversed in part holding that the defendants were entitled to summary judgment on all claims asserted against them other than the claim for civil conspiracy.  Defendants' further appellate efforts were unsuccessful.
In March 2012, in Douglas, the Second District Court of Appeal issued a decision affirming the judgment of the trial court in favor of the plaintiff and upholding the use of the Engle jury findings but certified to the Florida Supreme Court the question of whether granting res judicata effect to the Engle jury findings violates defendants' federal due process rights. In March 2013, the Florida Supreme Court affirmed the use of Engle jury findings and determined that there is no violation of the defendants' due process rights. This was the first time the Florida Supreme Court addressed the merits of an Engle progeny case. In October 2013, the United States Supreme Court declined to review the decision and Liggett satisfied the judgment.
Liggett Only Cases.  There are currently five cases pending where Liggett is the only remaining tobacco company defendant. These cases consist of three Individual Actions and two Engle progeny cases. In one of the Individual Actions, Hausrath (NY state court), plaintiff moved to restore the case to the active docket calendar after it was removed by the court. The motion was granted. There has been no recent activity in the other two Individual Actions. The two Engle progeny cases are not currently set for trial. Cases where Liggett is the only defendant could increase as a result of the remaining Engle progeny cases.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

Class Actions
As of December 31, 2013, there were four actions pending for which either a class had been certified or plaintiffs were seeking class certification, where Liggett is a named defendant, including one alleged price fixing case. Other cigarette manufacturers are also named in these actions.
Plaintiffs' allegations of liability in class action cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, nuisance, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violation of deceptive trade practice laws and consumer protection statutes and claims under the federal and state anti-racketeering statutes. Plaintiffs in the class actions seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief.
Defenses raised in these cases include, among others, lack of proximate cause, individual issues predominate, assumption of the risk, comparative fault and/or contributory negligence, statute of limitations and federal preemption.
In November 1997, in Young v. American Tobacco Co., a purported personal injury class action was commenced on behalf of plaintiff and all similarly situated residents in Louisiana who, though not themselves cigarette smokers, allege they were exposed to secondhand smoke from cigarettes that were manufactured by the defendants and suffered injury as a result of that exposure. The plaintiffs seek to recover an unspecified amount of compensatory and punitive damages. In March 2013, the court entered an order staying this case pending the implementation of the smoking cessation program ordered by the court in Scott v. The American Tobacco Co., outcome of an appeal in another matter, which has been concluded. There has been no further activity in this case.
In February 1998, in Parsons v. AC & S Inc., a class was commenced on behalf of all West Virginia residents who allegedly have personal injury claims arising from exposure to cigarette smoke and asbestos fibers. The complaint seeks to recover $1,000 in compensatory and punitive damages individually and unspecified compensatory and punitive damages for the class. The case is stayed as a result of the December 2000 bankruptcy of three of the defendants.
In February 2000, in Smith v. Philip Morris, a case pending in Kansas, the class alleges that cigarette manufacturers conspired to fix cigarette prices in violation of antitrust laws. Plaintiffs seek to recover an unspecified amount in actual and punitive damages. Class certification was granted in November 2001. In January 2012, the trial court heard oral argument on defendants' motions for summary judgment and in March 2012, the court granted the motions and dismissed plaintiffs' claims with prejudice. In July 2012, plaintiffs noticed an appeal. Oral argument occurred on December 11, 2013. A decision is pending.
Although not technically a class action, in In Re: Tobacco Litigation (Personal Injury Cases), a West Virginia state court consolidated approximately 750 individual smoker actions that were pending prior to 2001 for trial of certain common issues. In January 2002, the court severed Liggett from the trial of the consolidated action. After two mistrials, on May 15, 2013, the jury rejected all but one of the plaintiffs' claims, finding for the plaintiffs on the claim that ventilated filter cigarettes, sold between 1964 and July 1, 1969, should have included instructions on how to use them. On July 15, 2013, plaintiffs filed a renewed motion for judgment as a matter of law and a motion for a new trial. Defendants filed a motion for judgment notwithstanding the verdict. All post-trial motions were denied and the issue of damages was reserved for further proceedings that have not yet been scheduled. Final judgment as to liability was issued on October 28, 2013, after which the plaintiff filed a Notice of Appeal with respect to the defense verdicts obtained on five of the six claims. The defendants did not appeal the verdict in favor of the plaintiff on the "failure to instruct" claim which impacted less than 30 of the plaintiffs. If the case were to proceed against Liggett, it is estimated that Liggett could be a defendant in approximately 100 of the individual cases.
Class action suits have been filed in a number of states against cigarette manufacturers, alleging, among other things, that use of the terms “lights” and “ultra lights” constitutes unfair and deceptive trade practices. In December 2008, the United States Supreme Court, in Altria Group v. Good, ruled that the Federal Cigarette Labeling and Advertising Act did not preempt the state law claims asserted by the plaintiffs and that they could proceed with their claims under the Maine Unfair Trade Practices Act. The Good decision has resulted in the filing of additional “lights” class action cases in other states against other cigarette manufacturers. Although Liggett was not a defendant in the Good case, and is not currently a defendant in any other “lights” class actions, an adverse ruling or commencement of additional “lights” related class actions could have a material adverse effect on the Company.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

In addition to the cases described above, numerous class actions remain certified against other cigarette manufacturers. Adverse decisions in these cases could have a material adverse affect on Liggett’s sales volume, operating income and cash flows.
Health Care Cost Recovery Actions
As of December 31, 2013, there was one remaining Health Care Cost Recovery Action pending against Liggett, Crow Creek Sioux Tribe v. American Tobacco Company, a South Dakota case filed in 1997, where the plaintiff seeks to recover damages based on various theories of recovery as a result of alleged sales of tobacco products to minors. The case is inactive. Other cigarette manufacturers are also named as defendants.
The claims asserted in health care cost recovery actions vary. Although, typically, no specific damage amounts are pled, it is possible that requested damages might be in the billions of dollars. In these cases, plaintiffs typically assert equitable claims that the tobacco industry was “unjustly enriched” by their payment of health care costs allegedly attributable to smoking and seek reimbursement of those costs. Relief sought by some, but not all, plaintiffs include punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.
Other claims asserted include the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, breach of special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under state and federal statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under RICO.
Department of Justice Lawsuit. In September 1999, the United States government commenced litigation against Liggett and other cigarette manufacturers in the United States District Court for the District of Columbia. The action sought to recover an unspecified amount of health care costs paid and to be paid by the federal government for lung cancer, heart disease, emphysema and other smoking-related illnesses allegedly caused by the fraudulent and tortious conduct of defendants, to restrain defendants and co-conspirators from engaging in alleged fraud and other allegedly unlawful conduct in the future, and to compel defendants to disgorge the proceeds of their unlawful conduct. Claims were asserted under RICO.
In August 2006, the trial court entered a Final Judgment against each of the cigarette manufacturing defendants, except Liggett. In May 2009, the United States Court of Appeals for the District of Columbia affirmed most of the district court's decision. The United States Supreme Court denied review. As a result, the cigarette manufacturing defendants, other than Liggett, are now subject to the trial court's Final Judgment which ordered the following relief: (i) an injunction against “committing any act of racketeering” relating to the manufacturing, marketing, promotion, health consequences or sale of cigarettes in the United States; (ii) an injunction against participating directly or indirectly in the management or control of the Council for Tobacco Research, the Tobacco Institute, or the Center for Indoor Air Research, or any successor or affiliated entities of each; (iii) an injunction against “making, or causing to be made in any way, any material false, misleading, or deceptive statement or representation or engaging in any public relations or marketing endeavor that is disseminated to the United States' public and that misrepresents or suppresses information concerning cigarettes”; (iv) an injunction against conveying any express or implied health message through use of descriptors on cigarette packaging or in cigarette advertising or promotional material, including “lights,” “ultra lights,” and “low tar,” which the court found could cause consumers to believe one cigarette brand is less hazardous than another brand; (v) the issuance of “corrective statements” in various media regarding the adverse health effects of smoking, the addictiveness of smoking and nicotine, the lack of any significant health benefit from smoking “low tar” or “lights” cigarettes, defendants' manipulation of cigarette design to ensure optimum nicotine delivery and the adverse health effects of exposure to environmental tobacco smoke; (vi) the disclosure of defendants' public document websites and the production of all documents produced to the government or produced in any future court or administrative action concerning smoking and health; (vii) the disclosure of disaggregated marketing data to the government in the same form and on the same schedules as defendants now follow in disclosing such data to the Federal Trade Commission for a period of ten years; (viii) certain restrictions on the sale or transfer by defendants of any cigarette brands, brand names, formulas or cigarette business within the United States; and (ix) payment of the government's costs in bringing the action. The cigarette manufacturing defendants intend to appeal the proposed wording of the corrective statements they are required to make.
It is unclear what impact, if any, the Final Judgment will have on the cigarette industry as a whole. To the extent that the Final Judgment leads to a decline in industry-wide shipments of cigarettes in the United States or otherwise results in

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

restrictions that adversely affect the industry, Liggett's sales volume, operating income and cash flows could be materially adversely affected.
Upcoming Trials
As of December 31, 2013, there were 26 Engle progeny cases scheduled for trial through December 31, 2014, where Liggett and/or the Vector are named defendants. Thirteen of these cases will be dismissed as a result of the Engle Progeny Settlement. Beatty, an Individual Action, is set for trial on September 5, 2014. Trial dates are, however, subject to change.
MSA and Other State Settlement Agreements
In March 1996, March 1997 and March 1998, Liggett entered into settlements of smoking-related litigation with 45 states and territories. The settlements released Liggett from all smoking-related claims made by those states and territories, including claims for health care cost reimbursement and claims concerning sales of cigarettes to minors.
In November 1998, Philip Morris, Brown & Williamson, R.J. Reynolds and Lorillard (the “Original Participating Manufacturers” or “OPMs”) and Liggett (together with any other tobacco product manufacturer that becomes a signatory, the “Subsequent Participating Manufacturers” or “SPMs”) (the OPMs and SPMs are hereinafter referred to jointly as the “Participating Manufacturers”) entered into the Master Settlement Agreement (the “MSA”) with 46 states, the District of Columbia, Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Mariana Islands (collectively, the “Settling States”) to settle the asserted and unasserted health care cost recovery and certain other claims of the Settling States. The MSA received final judicial approval in each Settling State.
As a result of the MSA, the Settling States released Liggett from:
•all claims of the Settling States and their respective political subdivisions and other recipients of state health care funds, relating to: (i) past conduct arising out of the use, sale, distribution, manufacture, development, advertising and marketing of tobacco products; (ii) the health effects of, the exposure to, or research, statements or warnings about, tobacco products; and
•all monetary claims of the Settling States and their respective subdivisions and other recipients of state health care funds relating to future conduct arising out of the use of, or exposure to, tobacco products that have been manufactured in the ordinary course of business.
The MSA restricts tobacco product advertising and marketing within the Settling States and otherwise restricts the activities of Participating Manufacturers. Among other things, the MSA prohibits the targeting of youth in the advertising, promotion or marketing of tobacco products; bans the use of cartoon characters in all tobacco advertising and promotion; limits each Participating Manufacturer to one tobacco brand name sponsorship during any 12-month period; bans all outdoor advertising, with certain limited exceptions; prohibits payments for tobacco product placement in various media; bans gift offers based on the purchase of tobacco products without sufficient proof that the intended recipient is an adult; prohibits Participating Manufacturers from licensing third parties to advertise tobacco brand names in any manner prohibited under the MSA; and prohibits Participating Manufacturers from using as a tobacco product brand name any nationally recognized non-tobacco brand or trade name or the names of sports teams, entertainment groups or individual celebrities.
The MSA also requires Participating Manufacturers to affirm corporate principles to comply with the MSA and to reduce underage use of tobacco products and imposes restrictions on lobbying activities conducted on behalf of Participating Manufacturers. In addition, the MSA provides for the appointment of an independent auditor to calculate and determine the amounts of payments owed pursuant to the MSA.
Under the payment provisions of the MSA, the Participating Manufacturers are required to make annual payments of $9,000,000 (subject to applicable adjustments, offsets and reductions). These annual payments are allocated based on unit volume of domestic cigarette shipments. The payment obligations under the MSA are the several, and not joint, obligation of each Participating Manufacturer and are not the responsibility of any parent or affiliate of a Participating Manufacturer.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

Liggett has no payment obligations under the MSA except to the extent its market share exceeds a market share exemption of approximately 1.63% (approximately 1.65% if the gross vs. net settlement is not concluded) of total cigarettes sold in the United States. Liggett's domestic shipments accounted for 3% of the total cigarettes sold in the United States in 2013. If Liggett’s market share exceeds it's market share exemption in a given year, then on April 15 of the following year, Liggett must pay on each excess unit an amount equal (on a per-unit basis) to that due from the OPMs for that year. On December 31, 2013, Liggett pre-paid $95,000 of its 2013 MSA payment obligation. On April 15, 2014, Liggett will pay the balance of their 2013 MSA obligation estimated to be approximately $8,100.
Certain MSA Disputes
NPM Adjustment.  In March 2006, an economic consulting firm selected pursuant to the MSA determined that the MSA was a “significant factor contributing to” the loss of market share of Participating Manufacturers, to non-participating manufacturers, for 2003. This is known as the “NPM Adjustment.” The economic consulting firm subsequently rendered the same decision with respect to 2004 and 2005. In March 2009, a different economic consulting firm made the same determination for 2006. As a result, the manufacturers are entitled to potential NPM Adjustments to each of their 2003 - 2006 MSA payments. The Participating Manufacturers are also entitled to potential NPM Adjustments to their 2007 - 2012 payments pursuant to agreements entered into between the OPMs and the Settling States under which the OPMs agreed to make certain payments for the benefit of the Settling States, in exchange for which the Settling States stipulated that the MSA was a “significant factor contributing to” the loss of market share of Participating Manufacturers for each of those years. A Settling State that has diligently enforced its qualifying escrow statute in the year in question may be able to avoid allocation of the NPM Adjustment to the payments made by the manufacturers for the benefit of that Settling State.
For 2003 through 2012, Liggett, as applicable, disputed that they owed the Settling States the NPM Adjustments as calculated by the Independent Auditor. As permitted by the MSA, Liggett paid subject to dispute, withheld payment or paid into a disputed payment account the amounts associated with these NPM Adjustments.
Notwithstanding provisions in the MSA requiring arbitration, litigation was filed in 49 Settling States involving the application of the NPM Adjustment for 2003 and whether it was to be determined through litigation or arbitration. These actions related to the potential NPM Adjustment for 2003, which the independent auditor under the MSA previously determined to be as much as $1,200,000 for all Participating Manufacturers. All but one of the 48 courts that decided the issue ruled that the 2003 NPM Adjustment dispute was arbitrable.
In response to a proposal from the OPMs and many of the SPMs, 45 of the Settling States, representing approximately 90% of the allocable share of the Settling States, entered into an agreement providing for a nationwide arbitration of the dispute with respect to the NPM Adjustment for 2003. In June 2010, the three person arbitration panel was selected. In November 2011, the Participating Manufacturers advised the arbitration panel that they were not contesting diligent enforcement of 16 Settling States. Substantive hearings commenced in April 2012 and were completed in June 2013.
Effective December 17, 2012, the Participating Manufacturers entered into a “term sheet” with 20 Settling States setting out terms for settlement of the NPM Adjustment for 2003 through 2012 and addressing the NPM Adjustment with respect to those states for future years. Certain of the non-settling states objected to the settlement. In March 2013, the arbitration panel entered a Stipulated Partial Settlement and Award which, among other things, overruled the objections of the non-settling states and directed the independent auditor to implement certain terms of the term sheet effective with the April 15, 2013 MSA payments. In May 2013, two additional states joined the settlement. Several non-settling states are attempting to vacate the settlement award by filing state court actions. In Idaho, a trial court denied that state's motion to vacate, and the state noticed an appeal of that denial. Although certain terms of the settlement were implemented by the independent auditor on April 15, 2013, no assurance can be given as to the ultimate outcome of the non-settling states' challenges. It is possible that Liggett might be required to make additional payments in connection with this dispute.
As a result of the settlement, in the first quarter of 2013 Liggett recognized income of $5,173. Following the additional two states joining the settlement in May 2013, Liggett recognized an additional $1,293 of income in the second quarter of 2013. The remaining NPM Adjustment accrual of $25,666 at December 31, 2013 relates to the disputed amounts Liggett have withheld from the non-settling states for 2004 through 2010. $16,346 remains in the disputed payments accounts relating to the 2011 and 2012 NPM Adjustment dispute with these non-settling states.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

In September 2013, the panel issued its decisions with respect to the 15 states that did not enter into the stipulated partial settlement and award, finding that six states did not diligently enforce their MSA escrow statutes in 2003. As a result, in April 2014, Liggett is entitled to receive a credit for the 2003 NPM Adjustment, in the amount of $5,987 including interest. This amount was recognized in the third quarter of 2013. All six of the states that were found to be non-diligent have filed motions in state court seeking to vacate the arbitration award. No assurance can be given as to the ultimate outcome of these challenges.
"Gross" v. "Net" Calculations.  In October 2004, the independent auditor notified Liggett and all other Participating Manufacturers that their payment obligations under the MSA, dating from the agreement’s execution in late 1998, had been re-calculated using “net” units, rather than “gross” units (which had been used since 1999). Liggett objected to this retroactive change and disputed the change in methodology.
The change in the method of calculation could have resulted in Liggett owing as much as $38,800 of additional MSA payments for prior years, including interest, because the proposed change from “gross” to “net” units would have lowered Liggett’s grandfathered market share exemption under the MSA. The Company estimated that Liggett’s future annual MSA payments would have been at least approximately $2,500 higher under the revised method of calculation.
In December 2012, the parties arbitrated the dispute before a panel of three arbitrators. In February 2013, the arbitrators granted the relief sought by Liggett.  The arbitrators ruled that the limitations provisions of the MSA precluded the independent auditor from recalculating Liggett's grandfathered market share exemption or Liggett's payment obligations beyond the last four years.  The arbitrators further ruled that, for purposes of calculating Liggett's payment obligations for the applicable years, Liggett's market share calculated on a net basis, should be increased by a factor of 1.25%.  Liggett filed a motion seeking correction of the part of the arbitrators' decision that would require the 1.25% increase in Liggett's market share. The states objected to Liggett's motion and sought additional relief from the panel declaring that any adjustment ordered by the panel is not limited by the four year limitations set forth in the MSA. If the arbitrator's ruling is not modified, Liggett would be required to pay approximately $16,200 for the previous five years. If the relief requested by the states is granted, Liggett could be required to pay up to approximately $36,200. The panel agreed to hear arguments on the motions in May 2013, but due to the conditional settlement described below, the parties agreed to adjourn the hearing. In June 2013, Liggett and a negotiating group on behalf of the Settling States reached an agreement in principle to resolve all disputes regarding "gross" v. "net", subject to definitive documentation and approval thereof by each Settling State. The proposed settlement requires that Liggett pay $8,500 to the Settling States and agree to reduce its market share exemption from 1.645% to 1.63% starting in 2013 and for all years thereafter. In exchange, the Settling States will release Liggett from all claims in connection with the "gross" v. "net" dispute. The Company has fully accrued the proposed settlement payment of $8,500. There can be no assurance that the settlement will be concluded and if it is not, that Liggett will be successful in seeking modification of the award by the panel or that Liggett will not be required to make additional payments, which could adversely affect the Company’s consolidated financial position, results of operations and cash flows.
Litigation Challenging the MSA.  Litigation challenging the validity of the MSA, including claims that the MSA violates antitrust laws, has not been successful to date, although several cases are pending. Participating Manufacturers are not typically named as defendants in these cases.
Other State Settlements.  The MSA replaced Liggett’s prior settlements with all states and territories except for Florida, Mississippi, Texas and Minnesota. Each of these four states, prior to the effective date of the MSA, negotiated and executed settlement agreements with each of the other major tobacco companies, separate from those settlements reached previously with Liggett. Except as described below, Liggett's agreements with these states remain in full force and effect. These states' settlement agreements with Liggett contained most favored nation provisions which could reduce Liggett's payment obligations based on subsequent settlements or resolutions by those states with certain other tobacco companies. Beginning in 1999, Liggett determined that, based on each of these four states' settlements with United States Tobacco Company, Liggett's payment obligations to those states had been eliminated. With respect to all non-economic obligations under the previous settlements, Liggett believes it is entitled to the most favorable provisions as between the MSA and each state's respective settlement with the other major tobacco companies. Therefore, Liggett's non-economic obligations to all states and territories are now defined by the MSA.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

In 2003, as a result of a dispute with Minnesota regarding its settlement agreement, Liggett agreed to pay $100 a year, in any year cigarettes manufactured by Liggett are sold in that state. In 2003 and 2004, the Attorneys General for Florida, Mississippi and Texas advised Liggett that they believed that Liggett had failed to make certain required payments under the respective settlement agreements with these states. In December 2010, Liggett settled with Florida and agreed to pay $1,200 and to make further annual payments of $250 for a period of 21 years, starting in March 2011. The payments in years 12 – 21 will be subject to an inflation adjustment. These payments are in lieu of any other payments allegedly due to Florida under the original settlement agreement. In February 2012, Mississippi provided Liggett with a 60-day notice that the state intended to pursue its remedies if Liggett did not cure the alleged defaults. Liggett responded to Mississippi's letter denying the existence of any defaults. There can be no assurance that Liggett will be able to resolve the matters with Texas and Mississippi or that Liggett will not be required to make additional payments which could adversely affect the Company's consolidated financial position, results of operations and cash flows.
Cautionary Statement.  Management is not able to predict the outcome of the litigation pending or threatened against Liggett or the Company. Litigation is subject to many uncertainties. Through December 31, 2013, Liggett has been found liable in eleven Engle progeny cases. In five of the cases, the verdicts were affirmed on appeal and the judgments were satisfied by Liggett. Although Liggett has appealed the remaining adverse verdicts, appellate efforts to date have generally not been successful. Liggett has also had judgments entered against it in Individual Actions, which were affirmed on appeal and satisfied by Liggett. It is possible that other cases could be decided unfavorably against Liggett and that Liggett will be unsuccessful on appeal. Liggett may attempt to settle particular cases if it believes it is in its best interest to do so.
Management cannot predict the cash requirements related to any future defense costs, settlements or judgments, including cash required to bond any appeals, and there is a risk that those requirements will not be able to be met. An unfavorable outcome of a pending smoking-related case could encourage the commencement of additional litigation. Except as discussed in this Note 12, management is unable to estimate the loss or range of loss that could result from an unfavorable outcome of the cases pending against Liggett or the costs of defending such cases and as a result has not provided any amounts in its consolidated financial statements for unfavorable outcomes.
The tobacco industry is subject to a wide range of laws and regulations regarding the marketing, sale, taxation and use of tobacco products imposed by local, state and federal governments. There have been a number of restrictive regulatory actions, adverse legislative and political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry. These developments may negatively affect the perception of potential triers of fact with respect to the tobacco industry, possibly to the detriment of certain pending litigation, and may prompt the commencement of additional litigation or legislation.
It is possible that the Company’s consolidated financial position, results of operations and cash flows could be materially adversely affected by an unfavorable outcome in any of the smoking-related litigation.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

The activity in Liggett's accruals for tobacco litigation for the three years ended December 31, 2013 were as follows:

	Current Liabilities			Non-current Liabilities
	Payments due under Master Settlement Agreement	Previously Settled States & Litigation Accruals	Total	Payments due under Master Settlement Agreement	Previously Settled States & Litigation Accruals	Total

Balance at January 1, 2011	$41,265	$4,183	$45,448	$26,149	$—	$26,149
Expenses	152,762	885	153,647	—	—	—
Change in MSA obligations capitalized as inventory	(2,053)	—	(2,053)	—	—	—
Payments	(125,111)	(1,919)	(127,030)	—	—	—
Reclassification to non-current liabilities	(16,740)	(1,600)	(18,340)	16,740	1,600	18,340
Interest on withholding	—	—	—	1,073	—	1,073
Balance at December 31, 2011	50,123	1,549	51,672	43,962	1,600	45,562
Expenses	136,455	1,726	138,181	—	—	—
Change in MSA obligations capitalized as inventory	(13)	—	(13)	—	—	—
Payments	(154,216)	(2,170)	(156,386)	—	—	—
Reclassification to non-current liabilities	(672)	224	(448)	672	(224)	448
Interest on withholding	—	141	141	2,203	485	2,688
Balance at December 31, 2012	31,677	1,470	33,147	46,837	1,861	48,698
Expenses	109,392	63,293	172,685	—	25,220	25,220
MSA settlements and arbitration	(4,002)	—	(4,002)	(14,348)	—	(14,348)
Change in MSA obligations capitalized as inventory	504	—	504	—	—	—
Payments	(127,783)	(6,070)	(133,853)	—	—	—
Reclassification (to) from non-current liabilities	6,823	223	7,046	(6,823)	(223)	(7,046)
Interest on withholding	—	394	394		201	201
Balance at December 31, 2013	$16,611	$59,310	$75,921	$25,666	$27,059	$52,725
Other Matters:
Liggett’s management is unaware of any material environmental conditions affecting their existing facilities. Liggett’s management believes that current operations are conducted in material compliance with all environmental laws and regulations and other laws and regulations governing cigarette manufacturers. Compliance with federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had a material effect on the capital expenditures, results of operations or competitive position of Liggett.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

In February 2004, Liggett Vector Brands entered into a five year agreement with a subsidiary of the American Wholesale Marketers Association to support a program to permit certain tobacco distributors to secure, on reasonable terms, tax stamp bonds required by state and local governments for the distribution of cigarettes. This agreement has been extended through February 2016. Under the agreement, Liggett Vector Brands has agreed to pay a portion of losses incurred by the surety under the bond program, with a maximum loss exposure of $500. To secure its potential obligations under the agreement, Liggett Vector Brands posted a $100 letter of credit and agreed to fund up to an additional $400. In the third quarter of 2013, Liggett Vector Brands paid $83 for obligations under this program, and therefore, is only committed to fund an additional $317 over the letter of credit. The Company believes the fair value of Liggett Vector Brands’ obligation under the agreement was immaterial at December 31, 2013.
There may be several other proceedings, lawsuits and claims pending against the Company and certain of its consolidated subsidiaries unrelated to tobacco or tobacco product liability. Management is of the opinion that the liabilities, if any, ultimately resulting from such other proceedings, lawsuits and claims should not materially affect the Company’s financial position, results of operations or cash flows.

10.	Related Party Transactions

Liggett is a party to an agreement with Vector to provide various management and administrative services to Liggett in consideration for an annual management fee of $900 paid in monthly installments and annual overhead reimbursements of $864 paid in monthly installments. The charges for services under this agreement amounted to $1,764 in each of 2013, 2012 and 2011.

In addition, Liggett has entered into an annually renewable Corporate Services Agreement with VGR wherein VGR agreed to provide corporate services to Liggett at an annual fee paid in monthly installments. Corporate services provided by VGR under this agreement include the provision of administrative services related to Liggett’s participation in its parent company’s multi-employer benefit plan, external publication of financial results, preparation of consolidated financial statements and tax returns and such other administrative and managerial services as may be reasonably requested by Liggett. The charges for services rendered under the agreement amounted to $7,244 in 2013, $6,899 in 2012 and $6,570 in 2011.

On January 1, 2011, Liggett entered into a manufacturing agreement with Vector Tobacco, an affiliate under common ownership, that will terminate on December 31, 2015, with subsequent automatic renewal for successive one year terms unless terminated by either party. Pricing is set forth in the agreement based on previously determined standard costs, and invoices are sent to Vector Tobacco on a weekly basis under the agreement. In 2013, 2012 and 2011, Liggett manufactured approximately 1.0, 0.8 and 0.9 billion cigarettes of Vector Tobacco brands respectively, and realized $61,945, $52,255 and $55,911, respectively, in net receipts from these sales and $1,232, $997 and $1,015, respectively, in profit from the agreement. Liggett recognized an additional $117, $43 and $31 in receipts and profits for additional manufacturing services provided to Vector Tobacco in 2013, 2012 and 2011, respectively.

As of December 31, 2013 and 2012, Liggett has a net receivable from Vector Tobacco totaling $3,135 and $2,288, respectively. This overall net receivable position is related primarily to the manufacturing agreement between Liggett and Vector Tobacco in 2013.

The remaining related party net receivable balance of $779 at December 31, 2012 relates primarily to transactions with Liggett's affiliate, Liggett Vector Brands. The remaining net payable of $5,508 at December 31, 2013 relates to transactions with Liggett Vector Brands.

Liggett is party to a tax sharing agreement with Vector and certain other entities pursuant to which Liggett will pay taxes on an estimated basis to Vector as if it were filing a separate company tax return, except that the agreement effectively limits the ability of Liggett to carry back losses for refunds. Liggett is entitled to recoup overpayments in a given year out of future payments due under the agreement and is required to fund underpayments. Liggett paid $49,000, $47,800, and $71,650 to Vector under this tax sharing agreement in 2013, 2012 and 2011, respectively. At December 31, 2013, and 2012, Liggett had a receivable balance related to tax payments to VGR, of $4,824 and $0, respectively, shown as income taxes receivable on the balance sheet.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011
(in thousands of dollars)

December 31, 2013, 2012 and 2011
(in thousands of dollars)

Liggett Vector Brands coordinates and executes the sales, marketing and manufacturing efforts along with certain support functions for all of Vector’s tobacco operations. In conjunction with the duties performed at Liggett Vector Brands, a portion of sales, marketing, manufacturing, distribution, and administrative expenses have been allocated to Liggett. During 2013, 2012 and 2011, Liggett expensed $72,537, $73,591 and $69,917, respectively, for services provided by Liggett Vector Brands. The expenses have been classified as selling, general and administrative ($45,920, $47,165 and $43,147 for the years ended December 31, 2013, 2012 and 2011, respectively) and cost of goods sold ($26,617, $26,426 and $26,770 for the years ended December 31, 2013, 2012 and 2011, respectively).

Related party net (payables)/receivables consisted of the following as of December 31, 2013, 2013.

	2013	2012
Due from Vector Tobacco	$3,135	$2,288
Due (to)/from Liggett Vector Brands	(5,508)	779
	$(2,373)	$3,067

11.	Stock Compensation

The Company’s Parent, Vector, offers stock option plans. All employees of Vector and its subsidiaries are eligible to receive grants under such plans. Information concerning Vector's common stock has been adjusted to give effect to the 5% stock dividends paid to Vector stockholders on September 27, 2013, September 28, 2012 and September 29, 2011, respectively.

There were no option grants under Vector’s stock compensation plans to Liggett Vector Brands employees during 2013, 2012 or 2011. Awards of options to employees under the Vector’s stock compensation plans generally vest over periods ranging from four to five years and have a term of ten years from the date of grant.

In October 2013, the President and Chief Executive Officer, of Liggett and Liggett Vector Brands was awarded a restricted stock grant of 27,500 shares of Vector's common stock pursuant to the Amended and Restated 1999 Long-term Incentive Plan. The shares will vest on the earlier of March 15, 2019, contingent upon performance-based targets being achieved, or October 31, 2020, if the performance-based targets are not achieved. He will receive dividends on the restricted shares as paid. In the event that his employment with Company is terminated for any reason other than his death, his disability or a change of control (as defined in this Restricted Share Agreement) of the Company, any remaining balance of the shares not previously vested will be forfeited by him. The fair market value of the restricted shares on the date of grant was $458 and is being amortized over the vesting period as a charge to compensation expense.

Although Liggett has no employees it received an allocation of non-cash stock compensation from Liggett Vector Brands of $34, $22 and $22 for the years ended December 31, 2013, 2012, and 2011, respectively. These amounts are expense allocations only and do not represent a rollforward of option balances. These amounts have been recorded in operating, selling, administrative, and general expense in the Company’s consolidated statement of operations.

As of December 31, 2013, Liggett Vector Brands had employees with options for 489,445 shares of Vector’s common stock.

Liggett Group LLC and Subsidiaries
Schedule II — Valuation and Qualifying Accounts
(dollars in thousands)

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions	Balance at End of Period
Description
Year ended December 31, 2013
Allowance for:
Doubtful accounts	$314	$120	$324	$110
Cash discounts	252	22,555	22,598	209
Sales returns	4,000	3,858	3,568	4,290
Total	$4,566	$26,533	$26,490	$4,609
Year ended December 31, 2012
Allowance for:
Doubtful accounts	$304	$10	$—	$314
Cash discounts	561	24,561	24,870	252
Sales returns	4,000	3,151	3,151	4,000
Total	$4,865	$27,722	$28,021	$4,566
Year ended December 31, 2011
Allowance for:
Doubtful accounts	$194	$115	$5	$304
Cash discounts	36	25,484	24,959	561
Sales returns	3,850	2,441	2,291	4,000
Total	$4,080	$28,040	$27,255	$4,865